UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Kadant Inc.

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KADANT INC. One Technology Park Drive Westford, MA 01886 USA Tel: +1 978-776-2000 www.kadant.com

March 29, 2018

Dear Stockholder:

I am pleased to invite you to attend the 2018 annual meeting of stockholders of Kadant Inc. The meeting will be held on Wednesday, May 16, 2018 at 2:30 p.m. at our corporate office located at One Technology Park Drive, Westford, Massachusetts 01886. Details regarding the business to be conducted at the meeting are described in the enclosed notice of the meeting and proxy statement.

We make our proxy materials available over the Internet and stockholders will receive a notice describing the Internet availability of our proxy materials. The notice contains instructions for accessing our proxy materials over the Internet or requesting a paper copy of the proxy materials by mail. Our proxy materials include this proxy statement and our 2017 annual report to stockholders, containing our audited financial statements and information about our business.

Your vote is very important. Whether or not you plan to attend the meeting in person, you can ensure your shares of our common stock are voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by returning your proxy card or voting form.

Thank you for your support and continued interest in Kadant.

Sincerely,

WILLIAM A. RAINVILLE

Chairman of the Board

KADANT INC. One Technology Park Drive Westford, MA 01886 USA Tel: +1 978-776-2000 www.kadant.com

March 29, 2018

To Stockholders of

KADANT INC.

NOTICE OF ANNUAL MEETING

The 2018 annual meeting of stockholders of Kadant Inc. will be held on Wednesday, May 16, 2018, at 2:30 p.m. at our corporate office located at One Technology Park Drive, Westford, Massachusetts 01886. The purpose of the meeting is to consider and take action upon the following matters:

1.	to elect one director, constituting the entire class of directors to be elected for a three-year term expiring in 2021;

2.	to approve, by non-binding advisory vote, our executive compensation;

3.	to approve restricted stock unit grants to our non-employee directors;

4.	to ratify the selection of KPMG LLP by the audit committee of our board of directors as our company’s independent registered public accounting firm for the 2018 fiscal year; and

5.	to vote on such other business as may properly be brought before the meeting and any adjournment of the meeting.

The record date for the determination of the stockholders entitled to receive notice of and to vote at the meeting is March 19, 2018. Our stock transfer books will remain open.

Our bylaws require that the holders of a majority of the shares of our common stock, issued and outstanding and entitled to vote at the meeting, be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. Accordingly, it is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you plan to attend the meeting in person, please ensure that your shares of our common stock are present and voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by completing, signing, dating and returning your proxy card or voting form.

This notice, the proxy and proxy statement are sent to you by order of our board of directors on behalf of the company.

SANDRA L. LAMBERT

Vice President, General Counsel and Secretary

PROXY STATEMENT

We are furnishing this proxy statement in connection with the solicitation of proxies by the board of directors of Kadant Inc. for use at our 2018 annual meeting of stockholders to be held on Wednesday, May 16, 2018, at 2:30 p.m. at our corporate office located at One Technology Park Drive, Westford, Massachusetts 01886, and at any adjournment of that meeting. The mailing address of our executive office is One Technology Park Drive, Westford, Massachusetts 01886. The notice of annual meeting, this proxy statement and the enclosed proxy are being first furnished to our stockholders on or about March 29, 2018.

INTERNET AVAILABILITY OF PROXY MATERIALS

Our proxy materials are available over the Internet. You will receive a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and 2017 annual report to stockholders, and submit your proxy. The Notice of Internet Availability also provides information on how to request paper copies of our proxy materials if you prefer. If you have previously requested a paper copy of the proxy materials, you will receive a paper copy of our proxy materials by mail. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically unless you elect otherwise.

VOTING PROCEDURES

Purpose of Annual Meeting

Stockholders entitled to vote at the 2018 annual meeting will consider and act upon the matters outlined in the notice of meeting accompanying this proxy statement, including the election of one individual constituting the entire class of directors to be elected for a three-year term expiring in 2021 (Proposal 1); approval, by non-binding advisory vote, of our executive compensation (Proposal 2); approval of restricted stock unit grants to our non-employee directors (Proposal 3); and ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year (Proposal 4).

Voting Securities and Record Date

Only stockholders of record at the close of business on March 19, 2018, are entitled to vote at the meeting or any adjournment of the meeting. Each share is entitled to one vote. Our outstanding capital stock entitled to vote at the meeting (which excludes shares held in our treasury) as of March 19, 2018, consisted of 11,090,209 shares of our common stock, $.01 par value per share.

Quorum

The holders of a majority of the shares of our common stock that are issued and outstanding and entitled to vote at the meeting constitute a quorum for the transaction of business at the meeting. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. For purposes of determining the presence or absence of a quorum, abstentions, withhold votes or do not vote instructions, and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) will be counted as present.

Manner of Voting

Each share of common stock you hold is entitled to one vote for or against a proposal. Shares entitled to be voted at the meeting can only be voted if the stockholder of record of such shares is present at the meeting, returns a signed proxy card, or authorizes proxies to vote his or her shares by telephone or over the Internet. Shares represented by valid proxy will be voted in accordance with your instructions. If you choose to vote your shares by telephone or over the Internet, you may do so until 11:59 p.m. Eastern time on Tuesday, May 15, 2018, by following the instructions on the proxy card or the Notice of Internet Availability.

You may revoke your proxy at any time before the shares are voted at the meeting by entering new voting instructions by telephone or over the Internet before 11:59 p.m. Eastern time on Tuesday, May 15, 2018, by written notice received by our corporate secretary before the meeting, by executing and returning a new proxy bearing a later date or by voting by ballot at the meeting. Attendance at the meeting without voting by ballot will not revoke a previously submitted proxy.

You may specify your choices by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted in accordance with the recommendations of our board of directors and as the individuals named as proxy holders on the proxy card deem advisable on all other matters that may properly come before the meeting. The board of directors recommends that you vote for the listed nominee for director; for approval of our executive compensation; for approval of restricted stock unit grants to our non-employee directors and for ratification of the selection of our independent registered public accounting firm.

If you hold your shares in “street name” through a broker, bank or other representative, generally the broker or other representative may only vote the shares that it holds for you in accordance with your instructions. However, if the broker or other representative has not timely received your instructions, it may vote on certain matters for which it has discretionary voting authority. The vote on election of directors, the advisory vote on executive compensation and the vote on the restricted stock unit grants to our non-employee directors are non-discretionary voting matters and your broker will not be able to vote on these matters without receiving your instructions. The vote to ratify the selection of our independent registered public accounting firm is a discretionary matter and your broker has discretionary authority to vote on that proposal. Your broker or other representative will generally provide detailed voting instructions with your proxy materials. These instructions may include information on whether your shares can be voted by telephone or over the Internet and the manner in which you may revoke your votes.

Vote Required

Assuming a quorum is present at the meeting, the vote required to adopt each of the proposals is as follows:

•	Election of Directors (Proposal 1). The election of directors is determined by a majority of the votes cast in person or by proxy by the stockholders entitled to vote on the election of directors in an uncontested election. Under our bylaws, a nominee will be elected to the board of directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes are not counted as votes “for” or “against” a nominee and will have no effect upon the outcome of the vote on the election of directors. If an uncontested incumbent nominee receives a majority of votes “against” his election, the director must tender his resignation to the board of directors. The board of directors will then decide whether to accept the resignation within 90 days following certification of the stockholder vote. We will publicly disclose the board of directors’ decision and its reasoning regarding the offered resignation.

•	All Other Matters: Advisory Vote on Executive Compensation (Proposal 2), Approval of Restricted Stock Unit Grants to our Non-employee Directors (Proposal 3) and Ratification of the Selection of Our Independent Registered Public Accounting Firm (Proposal 4). The advisory vote on our executive compensation, the approval of restricted stock unit grants to our non-employee directors and the ratification of the selection of our independent registered public accounting firm are determined by a majority of the votes cast by the holders of the shares present or represented by proxy at the meeting and voting on each matter. Under our bylaws, abstentions and broker non-votes will have no effect on the determination of whether stockholders have approved these proposals.

Multiple Stockholders per Household

When more than one stockholder share the same address, we will deliver only one notice describing the Internet availability of our proxy materials to that address, unless we have been instructed to the contrary by the stockholders. Similarly, beneficial owners with the same address who hold their shares in street name through a broker, bank or other representative may have elected to receive only one copy of the notice at that address. We will promptly send a separate copy of the notice, our annual report or proxy statement to you if you request one by writing or calling us at Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886 (telephone: 978-776-2000). If you are receiving multiple copies and would like to receive only one copy for your household in the future, you should contact your broker, bank or other representative if you hold shares in street name, or contact our transfer agent, American Stock Transfer & Trust Company, Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York 11219 (telephone: 718-921-8124 or 800-937-5449) if you hold shares in your own name.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes of directors serving staggered three-year terms, with each class being as nearly equal in number as possible. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Our board of directors has nominated Dr. William P. Tully for election as a director for the three-year term expiring at the 2021 annual meeting of stockholders. Dr. Tully is currently a member of our board of directors. If the nominee becomes unable to serve as a director, the proxy holders may vote the proxy for the election of a substitute nominee to be designated by our board of directors. We do not expect that the nominee will be unable to serve. Directors serve until the expiration of their terms and until their successors have been elected and qualified or until their earlier resignation, death or removal in accordance with our bylaws.

Our board of directors believes that the election of Dr. Tully as a director is in the best interests of our company and our stockholders and recommends a vote FOR his election.

Information regarding the names, ages, principal occupations and employment during the past five years of each of our directors is provided below. We have also included information about each director’s specific experience, qualifications, attributes or skills that led the board of directors to conclude that he or she should serve as a director. Unless we have specifically noted below, no corporation or organization referred to below is a subsidiary or affiliate of ours. There are no family relationships among any of our directors and executive officers. Information on the stock ownership of our directors is provided in this proxy statement under the heading “Stock Ownership.” Information regarding the compensation of our directors is provided in this proxy statement under the heading “Director Compensation.”

Nominee for Director for the Three-Year Term That Will Expire in 2021

William P. Tully	Dr. Tully, 77, has been a member of our board of directors since December 2010 and is the chairman of our nominating and corporate governance and risk oversight committees. Dr. Tully has been emeritus provost, vice president and professor of the State University of New York, College of Environmental Science and Forestry (SUNY-CESF), at Syracuse, New York since 2005. He first joined SUNY-CESF in 1966 as a professor and served in several capacities during his tenure. He served as head of the Division of Engineering at SUNY-CESF for 25 years and as college-wide provost, vice president for 20 years, and in these roles had responsibility for undergraduate, graduate and continuing education and similar programs. From 2000 to 2008, Dr. Tully was also director of the Joachim Center for Forestry Industry, Economy and Environment located at SUNY-CESF, which focuses on improving the understanding and resolution of environmental problems facing the pulp and paper and related forestry industries. He was also the State University of New York Chancellor’s appointee to the Board of Governors of the New York Sea Grant Institute of the National Oceanic and Atmospheric Administration from 1987 to 2016. We believe Dr. Tully’s qualifications to serve on our board of directors include his academic background, extensive study and knowledge of the paper and forest products industries, and environmental, corporate social responsibility and sustainability problems facing those industries, his experience providing private entrepreneurial consulting advice to companies in the paper industry and his expertise in understanding, assessing and developing new technologies and applications for the pulp and paper and forest products industries.

Our directors listed below are not up for election this year and each will continue in office for the remainder of his specified term of office or until his earlier resignation, death or removal in accordance with our bylaws.

Jonathan W. Painter

Term Expires May 2019

Mr. Painter, 59, has been our chief executive officer and a member of our board of directors since January 2010 and our president since September 2009. He also served as our chief operating officer from September 2009 to January 2010. Prior to becoming our president, Mr. Painter was our executive vice president from 1997 to September 2009, and from 2007 to September 2009 had supervisory responsibility for our stock-preparation and fiber-based products businesses. He also served as president of our composites building products business from 2001 until its sale in 2005. Mr. Painter was our treasurer and the treasurer of Thermo Electron Corporation (now named Thermo Fisher Scientific Inc., “Thermo”), a manufacturer of high-tech instrumentation, from 1994 to 1997. Prior to 1994, Mr. Painter held various managerial positions with our company and Thermo. Mr. Painter also serves as a director of Graham Corporation, a publicly-traded designer and manufacturer of vacuum and heat transfer equipment for energy markets and process industries worldwide. We believe Mr. Painter’s qualifications to serve on our board of directors include his diverse experience in operations, finance, acquisitions and corporate strategy, as well as his role as our chief executive officer.

William A. Rainville

Term Expires May 2019

Mr. Rainville, 76, has been chairman of our board of directors since 2001 and a member of our board of directors since 1992. Until his retirement as an employee in January 2011, he had served as our executive chairman of the board since 2001. He also served as our president until September 2009 and our chief executive officer until January 2010, positions he held since our incorporation in 1991. Mr. Rainville was chief operating officer, recycling and resource recovery, of Thermo from 1998 until our spinoff from Thermo in August 2001. He joined Thermo in 1972 and also served previously as a senior vice president and vice president of that company. We believe Mr. Rainville’s qualifications to serve on our board of directors include his decades of experience in the paper industry, including as our chief executive officer for 19 years.

John M. Albertine

Term Expires May 2020

Dr. Albertine, 73, has been a member of our board of directors since June 2001 and is chairman of our compensation committee and one of the board’s designated “audit committee financial experts.” Dr. Albertine has been the chairman and chief executive officer of Albertine Enterprises, Inc., a Washington, D.C.-based public policy consulting and merchant-banking firm, since 1990. He also has served since 2005 as a principal of JJ&B, LLC, a Washington, D.C.-based investment bank he founded that provides finance, public policy and legal assistance to clients, and since 2004 as the executive chairman of Global Delta, LLC, a Washington, D.C.-based government contractor specializing in advanced sensor radio frequency and electro-optical technologies. Dr. Albertine is currently a director of Intersections Inc., a publicly-traded global provider of consumer and corporate identity risk management services, and serves as chairman of its risk committee.
Dr. Albertine also served for 10 years ending in 2013 as a trustee and vice-chairman of the Virginia Retirement System, a public pension fund; and as a member of the Governor’s Board of Economic Advisors for the State of Virginia for two terms ending in 2014. Dr. Albertine holds a Ph.D. in economics from the University of Virginia. We believe Dr. Albertine’s qualifications to serve on our board of directors include his knowledge of the economy, capital markets and diverse businesses, his service as a director on several other public company boards and as chairman of the board of two of those public companies during his business career, and his education as an economist.
Thomas C. Leonard

Term Expires May 2020

Mr. Leonard, 63, has been a member of our board of directors since June 2005, is the chairman of our audit committee and is one of the board’s designated “audit committee financial experts.” Mr. Leonard is a director of Dynasil Corporation of America, a publicly-traded company that develops and manufactures detection and analysis technology, precision instruments and optical components for homeland security, medical and industrial markets, and previously served as its chief financial officer and chief accounting officer from 2013 to 2016. From 2008 to 2012, Mr. Leonard was the senior vice president-finance, treasurer and chief financial officer of Pennichuck Corporation, a publicly-traded water utility holding company. From 2006 to 2008, he was a vice president of CRA International, a consulting firm, where he specialized in forensic accounting. He was previously a managing director specializing in forensic accounting and dispute resolution at Huron Consulting Group LLC, a publicly-traded management consulting firm, from 2002 to 2006. Previously, Mr. Leonard was a senior partner at Arthur Andersen LLP, an independent public accounting firm, from 1987 through 2002 and served as partner-in-charge of its New England assurance and business advisory practice. Mr. Leonard is a certified public accountant. We believe Mr. Leonard’s qualifications to serve on our board of directors include his expertise in finance and accounting and experience as a public company CFO.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking that our stockholders cast an advisory vote on the executive compensation of our named executive officers, usually referred to as “say-on-pay.” This proposal is required by Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act). In 2017, our board of directors recommended, our stockholders agreed, and our board of directors thereafter concluded, that our stockholders cast an advisory vote once every year on the executive compensation of our named executive officers. Our next stockholder “say-on-frequency” vote is scheduled to occur at our 2023 annual meeting of stockholders. We believe it is appropriate to seek the views of our stockholders on the design and effectiveness of our executive compensation program, as described in this proxy statement.

Our compensation philosophy is described in the Compensation Discussion and Analysis contained in this proxy statement. Our goal is to attract and retain a talented leadership group and we seek to accomplish this goal with a compensation program that rewards performance and is aligned with our stockholders’ long-term interests. Our program emphasizes compensation linked to objective performance measures, which we believe are linked in turn to the creation of stockholder value. Highlights of our compensation program include the following:

•	Cash compensation in the form of base salary and an annual performance-based cash incentive opportunity (bonus). We use objective financial measures based on earnings per share growth and return on average stockholders’ equity to determine our executives’ annual performance-based bonus.

•	Equity compensation to reward performance and retain key personnel. We annually award performance-based restricted stock units that use objective financial measures based on earnings before interest, taxes, depreciation and amortization (EBITDA). All performance-based awards are subject to additional time-based vesting periods once the performance goals have been met. We also may use equity compensation in other forms that are intended to promote retention of our key personnel, and for this purpose have used time-based restricted stock units and in past years stock options.

•	All our named executive officers are employees-at-will. None of our current named executive officers have an employment agreement or severance agreement, other than an agreement that provides benefits upon termination of employment following a change in control, except for Ms. Sandra L. Lambert. In 2017, we entered into an executive transition agreement with Ms. Lambert, who serves as our vice president, general counsel and secretary, in order to secure her services through July 1, 2018 and to obtain certain post-employment commitments. This agreement is described in “Executive Compensation – Potential Payments Upon Termination or Change in Control – Executive Transition Agreement with Ms. Lambert.”

We believe that our executive compensation program provides compensation opportunities that reflect our company’s performance and align the pay of our executives with the long-term interests of our stockholders. Our recent financial performance has yielded strong returns and our stock price was $100.40 at the end of our 2017 fiscal year, as compared to $61.20 at the end of our 2016 fiscal year, representing an one-year total shareholder return (TSR) of over 65%. For fiscal 2017, our corporate performance measures resulted in our named executive officers earning above target performance-based cash bonus awards and above target pay-outs under our performance-based equity award program at the maximum potential level.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding upon the board of directors. The outcome of this advisory vote will not overrule any decision by our company or our board of directors (or any of its committees), create or imply any change to the fiduciary duties of our company or our board of directors (or any of its committees), or create or imply any additional fiduciary duties for our company or our board of directors (or any of its committees). However, our compensation committee, which is responsible for designing and administering our executive compensation program, and our board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation

Our board of directors recommends a vote FOR Proposal 2. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

PROPOSAL 3

APPROVAL OF RESTRICTED STOCK UNIT GRANTS TO OUR NON-EMPLOYEE DIRECTORS

Our board of directors has approved a grant, subject to stockholder approval, of 2,700 restricted stock units (RSUs) to each of our four non-employee directors under our 2006 amended and restated equity incentive plan, as amended (2006 equity incentive plan). We are asking that our stockholders cast a vote on the equity grants to our non-employee directors. Although we are not required to seek stockholder approval of these specific RSUs or other RSU awards, our board of directors decided to provide our stockholders with the opportunity to approve the proposed grants for this year. If this proposal is not approved by our stockholders at the 2018 annual meeting, these specific RSU awards will not occur. Our compensation committee will then consider the award of an appropriate amount of RSUs to our non-employee directors taking into consideration the outcome of the stockholder vote.

Our compensation philosophy with respect to non-employee directors is to structure a compensation program that is reasonable as compared to the non-employee director compensation of our compensation peer group of companies, as described in “Compensation Discussion and Analysis—Determining Compensation—Compensation Peer Group,” rewards performance and is aligned with our stockholders’ long-term interests. Our compensation committee is responsible for reviewing non-employee director compensation and recommending our non-employee director compensation pay for approval by our board of directors. Our compensation philosophy has been to weight total compensation for non-employee directors more heavily toward equity compensation as opposed to cash compensation, which causes our director pay to exceed the median in years of strong stock performance such as this past year. In 2017, in connection with the approval of the amendment and restatement of the 2006 equity incentive plan, we adopted a cap on total annual director compensation of $750,000 (based on the grant date fair value of equity awards for financial reporting purposes and cash payable to any non-employee director in any fiscal year), which was approved by our stockholders at our 2017 annual meeting. The total compensation of our non-employee directors for 2017 is reported under “Director Compensation” and was approximately $224,000 (excluding committee and chairman retainers) and was slightly above the 75th percentile of our compensation peer group.

Our compensation committee adopted a guideline in 2017 to reevaluate the size of the equity component of non-employee director compensation in the event our stock price changed more than 25% from February 10 of the preceding year. Our stock price increased 60% to $100.40 at the end of our 2017 fiscal year, compared to the closing price on February 10, 2017 (which was $62.70). In the first quarter of 2018, our compensation committee engaged WillisTowersWatson to benchmark our director compensation against our compensation peer group (using the 2017 proxy data of our compensation peer group) for the purpose of reevaluating the equity award component of non-employee director compensation. Based on this review, our compensation committee concluded that the cash component of our non-employee director compensation approximated the 25th percentile of our compensation peer group, while the equity component, if left unchanged, would be the highest of our compensation peer group. Our committee also considered our recent financial performance (as described in “Compensation Discussion and Analysis—Executive Summary—2017 Financial Performance Highlights”) and our recent TSR performance compared to the Russell 3000 Index and our compensation peer group. Our TSR of over 65% in 2017 was the highest in our compensation peer group and exceeded the next highest in our compensation peer group by approximately 35% and the annualized TSR for the Russell 3000 Index of 18.85% by 250%.

Given our strong financial and TSR performance in the past year, our compensation committee believed that it would be reasonable to grant equity awards at the high end of our peer compensation data. It recommended an award of 2,700 RSUs (reduced from 3,000 RSUs in 2017) to each non-employee member of our board of directors. Our board of directors approved the RSU award, subject to stockholder approval, deciding that stockholders should have an opportunity to vote on the awards at the 2018 annual meeting.

In the future, our compensation committee intends to continue to weight total compensation for non-employee directors more heavily toward equity compensation as opposed to cash compensation, consistent with its belief that such a compensation program aligns director pay with the long-term interests of our stockholders. Our compensation committee’s philosophy is to target average cash compensation of our non-employee directors at the 25th percentile of our compensation peer group and to target equity compensation at the 75th percentile, based on the approximate value of the award in February of each year. In determining the appropriate size of the RSU awards to non-employee directors, our compensation committee will consider, among other factors, our financial performance and recent TSR performance relative to the Russell 3000 Index and our compensation peer group, and accordingly increase or decrease the award based on its assessment of the relevance of those factors.

If the stockholders approve this proposal, the non-employee director RSU awards will be granted on the date of the 2018 annual meeting. Fifty percent of the RSUs will vest on June 1, 2018 and the remainder of the RSUs will vest in two equal installments on the last day of each of our third and fourth quarters during the fiscal year. Each RSU entitles the director to one share of common stock. The proposed RSU awards will be made under our stockholder-approved 2006 equity incentive plan pursuant to the terms of the plan. The vesting of all RSU awards will accelerate in the event of a change in control of our company. Any RSU award, to the extent not previously vested, is forfeited if the individual is no longer a member of the board of directors on the applicable vesting date. Dr. Albertine, Mr. Leonard, Mr. Rainville and Dr. Tully, each of whom will receive the RSUs upon stockholder approval of this proposal, have an interest in the approval of this proposal.

Recommendation

Our board of directors believes the grant of the RSU awards to our non-employee directors is in the best interests of our company and stockholders and recommends a vote FOR Proposal 3. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected KPMG LLP as our company’s independent registered public accounting firm for the 2018 fiscal year. KPMG LLP was appointed our company’s independent registered public accounting firm in August 2012, and has audited our consolidated financial statements since our 2012 fiscal year. Although we are not required to seek stockholder ratification of this selection, our board of directors decided to provide our stockholders with the opportunity to do so. If this proposal is not approved by our stockholders at the 2018 annual meeting, our audit committee will reconsider the selection of KPMG LLP. Even if the selection of KPMG LLP is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time during the year.

Representatives of KPMG LLP are expected to be present at the 2018 annual meeting of stockholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation

Our board of directors believes that the ratification of the selection of KPMG LLP as our company’s independent registered public accounting firm for the 2018 fiscal year is in the best interests of our company and stockholders and recommends you vote FOR ratification. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. Current copies of our corporate governance guidelines, code of business conduct and ethics, and charters for our audit, compensation, nominating and corporate governance, and risk oversight committees are available on our website, www.kadant.com, in the Investors section under the caption “Corporate Governance.” We may also use our website in the future to make certain disclosures required by the rules of The New York Stock Exchange (NYSE), on which our common stock is listed.

Director Independence

Our board of directors has determined that each of the following directors qualifies as an “independent director,” as defined in the listing requirements of the NYSE: Dr. Albertine, Mr. Leonard, Mr. Rainville and Dr. Tully. Its findings included an affirmative determination that none of our outside directors has a material relationship with our company. Mr. Painter, who serves as our president and chief executive officer, does not qualify as an “independent director” under the NYSE rules. Our board of directors has established guidelines to assist it in determining whether a director has a material relationship with our company. Under these guidelines, a director is not considered to have a material relationship with our company if the director is independent and the director:

•	receives, or has a family member that receives, less than $120,000 in direct compensation from our company for services rendered, excluding director and committee fees or deferred compensation for prior service;

•	is an executive officer of another company that does business with our company, unless the annual sales to, or purchases from, our company account for more than the greater of $1 million or 2% of the annual consolidated gross revenues of the company of which the director is an executive officer;

•	is an executive officer of another company that is indebted to our company, or to which our company is indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company of which the director is an executive officer; or

•	is an officer, director or trustee of a charitable organization, unless our company’s discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of the organization’s total annual charitable receipts. For this purpose, the automatic matching of employee charitable contributions, if any, is not included in the amount of our company’s contributions.

Ownership of a significant amount of our company’s stock, by itself, does not constitute a material relationship.

For relationships not covered by these guidelines, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee, and a risk oversight committee. Each committee operates under a charter that has been approved by our board of directors. Current copies of the committee charters are posted on our website, www.kadant.com.

Our board of directors has determined that all of the members of each committee also meet the independence guidelines applicable to each committee set forth in the listing requirements of the NYSE, including the enhanced NYSE and SEC independence requirements for members of the audit and compensation committees.

The audit committee is responsible for the selection of our company’s independent registered public accounting firm and assists our board of directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s performance, qualifications and independence, and the performance of our internal audit function. The audit committee meets regularly with management and our independent registered public accounting firm to discuss the annual audit of our financial statements, the quarterly reviews of our financial statements and our quarterly and annual earnings disclosures. The current members of the audit committee are Mr. Leonard (chairman),

Dr. Albertine and Dr. Tully and their committee report is included in this proxy statement under the heading “Audit Committee Report.” Each of Dr. Albertine and Mr. Leonard has been designated by our board of directors as an “audit committee financial expert” (as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act).

The compensation committee reviews the performance and determines the compensation of the chief executive officer and other officers of our company, administers executive compensation, incentive compensation and incentive programs and policies, and reviews and assesses management succession planning. The current members of the compensation committee are Dr. Albertine (chairman), Mr. Leonard and Dr. Tully. See “Compensation Disclosure and Analysis” below for information regarding the compensation committee’s processes and procedures for the consideration and determination of executive compensation.

The nominating and corporate governance committee identifies and recommends to our board of directors qualified candidates for nomination as directors, develops and monitors our company’s corporate governance principles and evaluates the performance of our board and the individual directors. The current members of the nominating and corporate governance committee are Dr. Tully (chairman) and Dr. Albertine.

The risk oversight committee assists our board of directors in fulfilling its oversight responsibilities with respect to management’s identification, evaluation, management and monitoring of our company’s critical enterprise risks, including major strategic, operational and reputational risks inherent in our business. The current members of the risk committee are Dr. Tully (chairman), Dr. Albertine and Mr. Leonard.

Attendance at Meetings

In 2017, our board of directors met six times, the audit committee met seven times, the compensation committee met eight times, the nominating and corporate governance committee met once, and the risk oversight committee met twice. Each director attended over 75% of all meetings of our board of directors and committees on which he served that were held during 2017. Our directors are encouraged to attend the annual meeting of stockholders, to the extent practicable. All of our directors attended our 2017 annual meeting of stockholders.

Board Self-Evaluation and Individual Director Evaluation

Our board of directors conducts an annual self-evaluation of the board’s performance as a whole and a peer evaluation of each of the individual directors. As part of this process, directors are asked to assess the independence from management of each individual director, and each director was deemed independent taking his tenure on the board into consideration. Our board of directors believes such evaluations are valuable tools in assessing the board’s effectiveness in performing its oversight of management and fulfilling its responsibilities. The results of the evaluations are collected by the chairman of the nominating and corporate governance committee and communicated to the board of directors.

Board Leadership Structure

Our board separated the roles of chief executive officer and chairman of the board in 2010, when Mr. Painter became chief executive officer and Mr. Rainville transitioned to a non-employee chairman role, and believes this leadership structure continues to be appropriate. Our chief executive officer is responsible for setting our strategic direction and the day-to-day leadership and performance of our company. Our chairman of the board provides guidance to the chief executive officer and sets the agenda for board meetings and presides over meetings of the full board of directors.

In addition, because our chief executive officer is also a director and is not independent under the NYSE rules, we also schedule regular executive sessions of our non-employee and independent directors without management present.

The presiding director at these sessions is rotated among the chairmen of the committees of our board of directors, all of whom are independent directors. Our board recognizes that different leadership structures may be appropriate in the future, depending on our company’s circumstances, and will periodically review its leadership structure as situations change.

Board Role in Risk Oversight

Our board of directors administers its risk oversight function directly and through its audit and risk oversight committees. In general, management is responsible for the day-to-day management of the risks our company faces, while the board of directors, acting as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors has formed the risk oversight committee to assist it in fulfilling its oversight responsibilities with respect to management’s identification, evaluation, management and monitoring of our company’s critical enterprise risks, including major strategic, operational and reputational risks inherent in our business. The risk oversight committee meets regularly with our chief executive officer and senior management to discuss risk management-related and other matters, including cybersecurity.

The board of directors and the audit committee regularly discuss with management and our independent auditors our major risk exposures, their potential financial impact on our company, and the steps we take to manage these risks. The audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. In addition, the audit committee discusses policies with respect to risk assessment and risk management with management, our internal auditors and the independent auditors.

Board Tenure

Our board of directors recognizes that its current members have served on the board of directors for various tenures, with the shortest tenure being approximately 7.5 years. Our board of directors believes that the board represents a balance of experience in the industries served by our Company and in the financial and business communities, which provides effective guidance and oversight to management. Our board of directors also recognizes the desire to keep our board of directors “refreshed” and has adopted a policy limiting director tenure to age 75 for new members. Directors (other than the current members) will not be nominated for election after reaching age 75. In addition, our nominating and corporate governance committee assesses the continuing independence of long-tenured directors from management as part of its determination on whether to nominate an incumbent director for re-election.

Nomination of Directors

The nominating and corporate governance committee of our board of directors identifies and evaluates director candidates and recommends to our board of directors qualified candidates for nomination as directors for election at our annual meeting of stockholders or to fill vacancies on our board of directors. The process followed by the committee in fulfilling its responsibilities includes requests to board members and others for recommendations, meetings to evaluate biographical information, experience and other background material relating to potential candidates, and interviews of selected candidates.

In considering candidates, the committee applies the criteria for selection of directors adopted by our board of directors, which is set forth as an appendix to our company’s corporate governance guidelines. These criteria include the following assessments of the candidate’s:

•	integrity;
•	business acumen, experience and judgment;
•	knowledge of our company’s business and industry;
•	ability to understand the interests of various constituencies of our company and to act in the interests of all our stockholders;
•	potential conflicts of interest; and
•	contribution to diversity on our board of directors.

Our criteria specify that the value of diversity on the board of directors should be considered by the committee in the director identification and nomination process. While we do not have a formal policy on diversity, our nominating and corporate governance committee and board of directors have affirmed their commitment to actively seeking women and minority candidates for the pool from which director candidates are selected. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The committee believes that the backgrounds and qualifications of our company’s directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities to assist our board of directors in fulfilling its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis prohibited by law.

After completing its evaluation of potential nominees, the nominating and corporate governance committee makes a recommendation to our board of directors as to the persons who should be nominated for election to our board of directors, and our board of directors determines the nominees after considering the recommendation and report of the committee.

The nominating and corporate governance committee will consider candidates recommended by individual stockholders, if their names and credentials are provided to the committee on a timely basis for consideration prior to the annual meeting. Stockholders who wish to recommend an individual to the nominating and corporate governance committee for consideration as a potential candidate for director should submit the individual’s name, together with appropriate supporting documentation, to the committee at the following address: nominating and corporate governance committee, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. A submission will be considered timely if it is made during the timeframes disclosed in this proxy statement under “Stockholder Proposals.” The submission must be accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has owned more than 5% of our common stock for at least a year prior to the date the recommendation is made. Submissions meeting these requirements will be considered by the nominating and corporate governance committee using the same process and applying substantially the same criteria it follows for candidates submitted by others. If our board of directors determines to nominate and recommend for election a stockholder-recommended candidate, then the candidate’s name will be included in our company’s proxy card for the next annual meeting of stockholders.

Stockholders also have the right under our company’s bylaws to directly nominate candidates for director, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures described in this proxy statement under “Stockholder Proposals.” Except as otherwise required by law, candidates nominated by stockholders in accordance with these bylaw procedures will not be included in our company’s proxy card for the next annual meeting of stockholders.

Communications with Directors

Stockholders and other interested parties who wish to send written communications on any topic to our board of directors, or the presiding director of executive sessions of the non-employee and independent directors, may do so by addressing such communications to our board of directors, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. The independent members of our board of directors have approved a process directing the corporate secretary to monitor communications and to forward communications, such as those relating to corporate governance, long-term strategy and their oversight responsibilities, to our board of directors and to forward communications that relate to ordinary business affairs, personal grievances or other similar matters to management for response, if any.

Code of Business Conduct and Ethics

Our company’s code of business conduct and ethics is applicable to all our employees, officers and directors. A current copy of our code of business conduct and ethics is posted on our website, www.kadant.com. We intend to satisfy disclosure requirements of the Securities and Exchange Commission (SEC) and NYSE regarding amendments to, or waivers of, our code of business conduct and ethics by providing information on our website.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, our compensation committee was comprised solely of the following independent directors: Dr. Albertine, Mr. Leonard and Dr. Tully. None of our officers, former officers or employees serves on our compensation committee. During fiscal 2017, none of our executive officers served on the board of directors or compensation committee of another company in which any of our directors also served as a director or executive officer.

Certain Relationships and Related Party Transactions

We review relationships and transactions between our company and our directors, nominees for director, executive officers or their immediate family members to determine whether these individuals have a direct or indirect material interest in a transaction, based on the facts and circumstances. Such transactions are referred to the disinterested members of the audit committee of our board of directors to review and approve or ratify the transaction. Directors and executive officers are canvassed in writing to determine whether such related party transactions exist or are under consideration, and are required under our code of business conduct and ethics to disclose to us potential conflicts of interest with our company.

SEC rules require us to disclose certain relationships and related party transactions our company enters into with our directors, nominees for director, executive officers, owners of more than 5% of the outstanding shares of our common stock, or members of their immediate families. Our company has not entered into any such disclosable relationships or transactions since the beginning of our 2017 fiscal year and no such disclosable relationships or transactions are currently proposed.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of shares of our common stock as of March 1, 2018, with respect to:

•	those persons we know to beneficially own more than 5% of the outstanding shares of our common stock based on our review of filings made with the SEC;
•	each of our directors;
•	each of our executive officers named in the Summary Compensation Table under the heading “Executive Compensation;” and
•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of any person or entity listed is c/o Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number (2)	% of Class
BlackRock, Inc.(3)	1,138,121	10.3%
Dimensional Fund Advisors LP (4)	867,210	7.9%
John M. Albertine	13,890	*
Sandra L. Lambert	23,739	*
Eric T. Langevin	91,560	*
Thomas C. Leonard	21,750	*
Michael J. McKenney	33,260	*
Jonathan W. Painter	280,491	2.5%
Jeffrey L. Powell	56,888	*
William A. Rainville	76,150	*
William P. Tully	6,750	*
All directors and current executive officers as a group (10 persons)	617,376	5.4%

* Less than 1%

(1)	The number of shares beneficially owned by each stockholder is determined under the rules of the SEC, and the information provided is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, as determined under such rules, each stockholder has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares reported in this table. The inclusion of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)	Shares beneficially owned by the following individuals or group include the following shares underlying restricted stock units (RSUs) that will vest or become distributable within 60 days after March 1, 2018: Ms. Lambert (3,877), Mr. Langevin (9,148), Mr. McKenney (4,117), Mr. Painter (31,945), Mr. Powell (10,174), and all directors and current executive officers as a group (60,763). Shares beneficially owned by the following individuals or group include the following shares underlying employee stock options that are vested and unexercised as of March 1, 2018 or will vest within 60 days after March 1, 2018: Ms. Lambert (4,197), Mr. Langevin (53,722), Mr. McKenney (15,421), Mr. Painter (189,443), Mr. Powell (40,612), and all directors and current executive officers as a group (303,395). Shares beneficially owned by Mr. Painter include three shares held in a custodial account for the benefit of his son.

(3)

The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. BlackRock, Inc. filed as the parent holding company of BlackRock International Limited, BlackRock Japan Co., Ltd., BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (UK) Ltd., and BlackRock Investment Management, LLC. No one person’s interest in the common stock of Kadant Inc.

is more than 5% of the total outstanding common shares. The information about BlackRock, Inc. is based on an amendment to its Schedule 13G filed with the SEC on January 19, 2018, and is as of December 31, 2017.

(4)	The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Dimensional Funds. In its role as investment advisor, sub-advisor or manager, Dimensional Fund Advisors LP or its subsidiaries may possess investment and/or voting power over our shares that are owned by the Dimensional Funds and may be deemed to be the beneficial owner of our shares held by the Dimensional Funds. However, all securities reported are owned by the Dimensional Funds. Dimensional Fund Advisors LP and its subsidiaries disclaim beneficial ownership of such shares. To the knowledge of Dimensional Fund Advisors LP, the interest of any one Dimensional Fund does not exceed 5% of the class of the shares. The information about Dimensional Fund Advisors LP is based on an amendment to its Schedule 13G filed with the SEC on February 9, 2018, and is as of December 31, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our securities. Based solely upon a review of these filings, all Section 16(a) filing requirements applicable to such persons were complied with during 2017 on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives

Our compensation policies are designed to reward and motivate executives to achieve long-term value for our stockholders by meeting our business objectives, and to attract, engage and retain dedicated, talented individuals. We believe that an executive compensation program, designed and administered with a clear and strong link to our business strategy, long-term goals, and value creation for our stockholders, will accomplish these objectives.

Executive Summary

Our executive compensation program emphasizes compensation linked to objective performance measures, which we believe are related to the creation of stockholder value. Highlights of our compensation program include the following:

•	Cash compensation in the form of base salary and an annual performance-based cash incentive opportunity (bonus). We use objective financial measures based on earnings per share growth and return on average stockholders’ equity to determine our executives’ annual performance-based bonus.

•	Equity compensation to reward performance and retain key personnel. We annually award performance-based restricted stock units that use objective financial measures based on earnings before interest, taxes, depreciation and amortization (EBITDA). All performance-based awards are subject to additional time-based vesting periods once the performance goals have been met. We also use equity compensation in other forms that are intended to promote retention of our key personnel, and for this purpose have used time-based restricted stock units and in past years stock options.

•

All our current named executive officers are employees-at-will. None of our named executive officers have an employment agreement or severance agreement, other than an agreement that provides benefits upon termination following a change in control, except for Ms. Lambert. In

2017, we entered into an executive transition agreement with Ms. Lambert, who serves as our vice president, general counsel and secretary, in order to secure her services through July 1, 2018 and to obtain certain post-employment commitments, as described in “Executive Compensation – Potential Payments Upon Termination or Change in Control – Executive Transition Agreement with Ms. Lambert.”

We believe that our executive compensation program provides compensation opportunities that reflect our company’s performance and align the pay of our executives to the long-term interests of our stockholders. Our recent financial performance has yielded strong returns. For fiscal 2017, our corporate performance measures resulted in our named executive officers earning above target performance-based cash bonus awards and above target pay-outs under our performance-based equity award program.

2017 Financial Performance Highlights

Our compensation committee typically makes its determinations on executive compensation for our named executive officers, including our chief executive officer, in February and March of each year, after our company’s financial results for the prior year have been determined. We reported the following financial highlights from continuing operations in 2017:

•	Record revenues from continuing operations of $515 million in 2017, compared to $414 million in 2016, an increase of 24%;

•	GAAP diluted earnings per share (EPS) of $2.75 in 2017, compared to $2.88 in 2016, a decrease of 5% and including a discrete tax expense of $0.90 per diluted share attributable to the U.S. Tax Cuts and Jobs Act of 2017;

•	Record adjusted diluted EPS of $4.49 in 2017, compared to $3.10 in 2016, an increase of 45%;

•	Net income of $31 million in 2017, compared to $32 million in 2016, a decrease of 3%; and

•	Record adjusted EBITDA of $91 million in 2017, compared to $62 million in 2016, an increase of 47%.

We were pleased with our company’s financial performance in 2017, which set records in revenues, adjusted EBITDA and adjusted diluted EPS, and compared favorably with our strong financial performance in 2016. In addition, our stock price was $100.40 at the end of our fiscal year, compared to $61.20 at the end of our 2016 fiscal year, representing a TSR of over 65% for 2017, which was the highest TSR performance in our peer group. For the five-year period to the end of our 2017 fiscal year, our stock price increased at an average compounded annual growth rate of 31%.

Our compensation committee uses certain financial measures that are derived from generally accepted accounting principles (GAAP) to measure the performance of our named executive officers that are based upon adjusted diluted EPS and adjusted EBITDA. The non-GAAP financial measures used by our compensation committee and those presented above are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. We believe these measures allow us to compare results consistently between periods and to exclude certain items that may not be indicative of our core business, operating results or future outlook. Our compensation committee uses certain non-GAAP measures as a basis for compensation decisions relating to our performance-based compensation as described below. A reconciliation of the non-GAAP financial measures presented above to the most comparable GAAP measures is included in Annex A to this proxy statement.

2017 Say-on-Pay Vote

Our stockholders cast an advisory vote (“say on pay”) annually on the executive compensation of our named executive officers. At our company’s 2017 annual meeting of stockholders, stockholders had the opportunity to approve our executive compensation program by casting a non-binding, advisory vote. A substantial majority of our stockholders approved our program (approximately 91% of the votes cast were in favor), indicating to our compensation committee that no major changes to our executive compensation program were necessary. Our compensation committee considered the stockholder vote in making its determinations regarding the structure of our compensation program in 2018.

Determining Compensation

The compensation committee of our board of directors has primary responsibility for developing and evaluating the executive compensation for the named executive officers of our company included in the Summary Compensation Table below under “Executive Compensation.” In making compensation decisions, our compensation committee reviews our company’s performance and evaluates each executive’s performance during the year, taking into consideration performance goals, leadership qualities, scope of responsibilities, career experience and long-term potential. Our compensation committee uses its judgment in making compensation decisions.

Our compensation committee is directly responsible for evaluating the performance of our chief executive officer and determining his compensation in light of the goals and objectives of our compensation program. It also oversees the design, development and implementation of the executive compensation program for all executive officers. Our compensation committee assesses the performance of our other named executive officers and determines their compensation, based on initial recommendations from the chief executive officer. The other named executive officers do not play a role in their own compensation determinations, and our compensation committee delegates to the chief executive officer the responsibility to communicate its compensation decisions and assessment of performance to the other named executive officers.

Role of Compensation Committee Consultant. Our compensation committee retains a nationally-recognized firm, WillisTowersWatson, as its independent compensation consultant to assess the competitiveness and design of our executive compensation program and to advise the committee on the amount and form of executive compensation and succession planning. Our compensation committee has assessed the independence of WillisTowersWatson pursuant to applicable SEC rules and concluded that no conflict of interest exists that would prevent the independent representation of our compensation committee.

Our compensation committee generally relies on WillisTowersWatson to provide it with comparison group benchmarking data and information as to market practices and trends, to inform it of evolving and best practices in executive compensation, and to summarize alternative proposals in structuring executive compensation arrangements. WillisTowersWatson meets regularly with our compensation committee and attends executive sessions without management as requested by our compensation committee.

Compensation Peer Group. WillisTowersWatson provides annual market data and other specific information on executive compensation and regularly meets with our compensation committee and management to discuss specific compensation data and compensation trends. To ensure that compensation levels are aligned with competitive market rates, our compensation consultant conducts an annual competitive compensation review or a “benchmarking study” in our fourth quarter which is used to review and help determine competitive cash and equity-based compensation for our executives for the following fiscal year. For the compensation review, market compensation data is extracted from (1) published executive compensation surveys from WillisTowersWatson’s own and other proprietary databases and (2) annual proxy filings from peer group companies. The companies whose compensation we benchmark include paper and forest product companies and certain diversified manufacturing companies, some of which are principally based in New England with whom we could potentially compete for executive talent. Because the size of the organizations in our compensation peer group varies, our compensation consultant adjusts the market data from our compensation peer group based on our revenue level to develop more comparable comparisons of executive compensation. While we use substantially the same compensation peer group in our competitive compensation review from year to year, we make changes in the composition of our compensation peer group to reflect mergers or other extraordinary corporate events (such as bankruptcy filings) and annually review and confirm the appropriate composition of our compensation peer group. For example, two companies that were previously in our compensation peer group, Plum Creek Timber Company Inc. and Wausau Paper Corporation, were acquired during 2016 and were no longer available for the peer compensation review conducted in the fourth quarter of 2016. After consultation with our compensation consultant, we added two diversified manufacturing companies to our compensation peer group, Altra Industrial Motion Corp. and RBC Bearings Inc. The revised compensation peer group was used in the executive and director compensation surveys prepared by our compensation consultant to benchmark our executive compensation and non-employee director compensation programs for 2017 compensation:

Albany International Corporation	Dover Corporation	Potlatch Corporation
Altra Industrial Motion Corp.	ESCO Corporation	PTC Inc.
Avid Technology Inc.	Louisiana-Pacific Corporation	RBC Bearings Inc.
Charles River Laboratories	Lydall, Inc.	Thermo Fisher Scientific Inc.
International Inc.	Neenah Paper Inc. Packaging Corporation of America	Watts Water Technologies Inc.
CIRCOR International Inc.		Xerium Technologies Inc.
Columbus McKinnon Corporation

Components of Executive Compensation

Our compensation program meets our executive compensation objectives by using the following pay and benefit elements:

•	annual cash compensation, consisting of base salary and cash incentive compensation opportunities;
•	long-term (equity) incentive compensation, consisting of a performance-based element and a retention element; and
•	other elements of compensation, including retirement and 401(k) plans, health and welfare benefits and change in control agreements.

Our compensation committee believes that the combination of these elements rewards performance, through an assessment of individual performance and company financial measures, aligns the interests of management with our stockholders, and assists in the retention of our executives. We target total direct compensation for our named executive officers at approximately the 50th percentile (median) of our compensation peer group adjusted based on our revenue level for executives in similar roles, with similar responsibilities and experience. The majority of target direct compensation for our named executive officers is in the form of performance-based pay, consisting of the annual cash incentive opportunity and equity incentive compensation elements of our compensation program, with the intent of rewarding above-average performance, if achieved. In addition, our compensation committee may grant special bonuses on an individual or group basis in recognition of extraordinary achievements or to address other special situations.

As shown below, target total direct compensation consists of base salary, target annual cash incentive compensation opportunity and target long-term incentive compensation opportunity. For an individual named executive officer total target direct compensation may be higher or lower than the median of our compensation peer group, and each element of compensation may be above or below the median for that element, based on a number of factors, including assessments of the executive’s job responsibilities, length of service, experience and skills.

Total Target Direct Compensation	=	Base Salary	+	Target Annual Cash Incentive Compensation Opportunity (or Target Bonus)	+	Target Long-Term Incentive Compensation Opportunity

Our components of total target direct compensation granted during fiscal year 2017 were:

Compensation Element	Form of Compensation	Purpose	Performance Criteria

Base Salary	Cash	Provides compensation that is not “at risk” to our named executive officers to reward them for their skill sets and service	Not performance-based

Annual Cash Incentive Compensation	Cash	Motivates our named executive officers to achieve company performance objectives	Performance-based: Objectively measured using an adjusted EPS and return on shareholder investment metrics

Long-term Incentive Compensation	Performance-based Restricted Stock Unit Awards (typically represents approximately 80% of value of annual long-term incentive compensation award)	Provides incentive for our named executive officers to focus on company income growth and align with interests of our stockholders; once earned encourages retention over a three-year vesting period	Performance-based: objectively measured using an adjusted EBITDA target
	Time-based Restricted Stock Unit Awards (typically represents approximately 20% of value of annual long-term incentive compensation award)	Encourages retention of our named executive officers over a three-year vesting period	Not performance-based, but at risk and aligned with shareholder value creation

In furtherance of our pay-for-performance philosophy, our executive compensation program links a significant proportion of our executives’ total target direct compensation opportunity directly to company performance. As illustrated in the charts below, our compensation committee has structured our chief executive officer’s total target direct compensation opportunity so that approximately 76% of his pay is “at risk” and 65% of his pay is “performance-based.” For this purpose, we categorize our executives’ target bonus opportunity and the grant date fair value of performance-based and time-based RSUs in the calculation of “at risk” compensation and then exclude the grant date fair value of time-based RSUs to calculate “performance-based” compensation. For our other named executive officers, on average, approximately 57% of their total direct compensation opportunity is “at risk” and approximately 50% is “performance-based,” with our named executive officers responsible for operations having a greater percentage of their total target direct compensation at risk as compared to financial and other corporate executive officers.

2017 CEO TARGET TOTAL COMPENSATION	2017 AVERAGE TARGET TOTAL COMPENSATION FOR OTHER NEOs

Our compensation committee regularly assesses the design and effectiveness of our executive compensation program. In March 2017, our compensation committee determined that, based on the performance achieved in recent years and consistent with its compensation philosophy, modest increases in target total direct compensation for our named executive officers were appropriate, except for the total direct compensation of our chief financial officer, which fell below the 50th percentile of the peer group and is being increased gradually over a multi-year period, to better align with the market 50% percentile.

Annual Cash Compensation

Base Salary. Base salaries are determined by considering the executive’s job responsibilities and competitive compensation rates for executives with similar roles at comparable organizations in the marketplace. Base salaries are reviewed and adjusted annually at our compensation committee’s discretion based on a variety of factors, including general or regional economic conditions, cost of living changes, executive performance and changes in market rates of pay for comparable executives. In March 2017, our compensation committee approved salary increases for 2017 of 12.1% for our chief financial officer (to better align his compensation to the 50th percentile as discussed above) and 3.1% on average for our other named executive officers.

Cash Incentive Compensation. Cash incentive compensation opportunities are provided annually and objectively determined based on the achievement of pre-determined quantitative performance measures under our stockholder-approved annual cash incentive plan. Each year, our compensation committee selects the executives who will receive an incentive opportunity under the plan, establishes a reference (i.e. target) bonus for each executive based on competitive market compensation data, determines the performance period applicable to the award and establishes the performance goals and ranges applicable to the awards.

Our annual cash incentive program is designed to measure performance objectively and our compensation committee believes that the design of our annual incentive program is highly effective in delivering incentives correlated to the financial performance of our company and uses effective benchmarks of performance.

We use two performance metrics: (i) growth in adjusted diluted EPS as compared to the average adjusted diluted EPS for the prior two fiscal years and (ii) adjusted return on average stockholders’ equity (the average of stockholder’s equity at the beginning and end of the fiscal year). Our compensation committee adjusts the performance measures for certain non-recurring items, restructuring charges, gains or losses on dispositions of assets, results of discontinued operations, effects or changes in or adoption of accounting principles, and write-downs of assets or asset impairment, to reflect the performance of our continuing operations. At the end of the performance period, actual performance is then measured against a linear scale of performance that assigns a bonus factor to a level of actual performance for each measure. Our performance metrics consist of the following:

•	The adjusted EPS metric measures performance from -30% to 40% growth compared to the average of the prior two fiscal years, with a target established at 10% growth (at which an incentive equal to 100% of the reference bonus for that metric would be earned) and a bonus factor assigned using a scale of zero to 2.5;

•	The adjusted return on average stockholders’ equity metric measures performance from 4% to 12%, with a target established at an 8% return on average stockholders’ equity (at which an incentive equal to 100% of the reference bonus for that metric would be earned) and a bonus factor assigned using a scale of zero to 2.5;

•	The two metrics (growth in adjusted diluted EPS and adjusted return on average stockholders’ equity) are weighted equally; and

•	Each performance metric is translated into a bonus factor ranging from zero to 2.5 using the following linear scales:

•	The linear scale used for the adjusted EPS growth metric has two slopes: from -30% to 10%, the bonus factor is calculated on a linear progression from zero to one; and from 10% to 40%, the bonus factor is calculated on a linear progression from one to 2.5. In addition, for purposes of the comparison to prior years, the performance metric used cannot be lower than -30% or higher than 40% and the maximum bonus factor that can be earned is 2.5.

•	The linear scale used for the adjusted return on average stockholders’ equity metric has two slopes: from 4% to 8%, the bonus factor is calculated on a linear progression from zero to one; and from 8% to 12%, the bonus factor is calculated on a linear progression from one to 2.5 and the maximum bonus factor that can be earned is 2.5.

In March 2017, our compensation committee approved the eligible participants under our annual cash incentive plan, determined the performance measures and targets and established the 2017 fiscal year as the applicable performance period. In February 2018, our compensation committee determined the extent to which the performance measures for fiscal 2017 had been met or exceeded. Specifically, our adjusted EPS metric for 2017 exceeded the prior two-year average adjusted earnings per share by 43.92%, and resulted in the maximum bonus factor of 2.5. The adjusted return on average stockholders’ equity was 16.46% for 2017, and resulted in the maximum bonus factor of 2.5. In 2017, these performance measures were weighted equally for all the named executive officers, and resulted in a weighted bonus factor of 2.5. In February 2018, our compensation committee determined to pay cash incentives for 2017 by applying the weighted objective bonus factor to the target bonus opportunity for each executive, resulting in the non-equity incentive plan compensation reported in the Summary Compensation Table set forth below.

The charts below illustrate the linear scales for our performance metrics and our level of achievement in fiscal 2017.

ADJUSTED EPS METRIC	ADJUSTED AVERAGE RETURN ON SHAREHOLDER’S EQUITY

In March 2018, our compensation committee selected the executives who are eligible to receive incentive opportunities under our annual cash incentive plan for 2018, including all our named executive officers, determined the performance measures and targets and established the 2018 fiscal year as the applicable performance period. Our compensation committee also approved increases in the target bonus opportunities of our named executive officers for 2018 of 5.1% on average for our named executive officers other than our chief financial officer, who received an increase of 15.5%, to better align his compensation with the 50th percentile of our peer group. Our compensation committee also approved a discretionary bonus of $50,000 for our chief financial officer reflecting his above-and-beyond performance in light of additional work related to our acquisitions in 2017 and new accounting pronouncements.

Long-term Incentive Compensation

Our compensation committee considers the award of equity-based incentives to the named executive officers each year the most essential part of our executive compensation program. Our compensation committee annually evaluates our equity compensation program against market practice using surveys conducted by its independent compensation consultant, and generally targets the total estimated value of the long-term equity awards to be delivered to executive officers to the 50th percentile of market compensation for long-term equity awards for executives in comparable positions based on our survey data. Our committee also adjusts the estimated value to be delivered to reflect the committee’s assessment of individual performance, value to the organization, and similar factors. Specific target equity incentive opportunities may be higher or lower than the 50th percentile. Our compensation committee believes that a portfolio of performance-focused equity incentive vehicles and retention-focused, shareholder-aligned equity incentive vehicles allows executives to be compensated for both shorter-term performance and incorporate a longer-term retention element. Our compensation committee currently uses performance-based RSUs as the performance-focused element of its equity incentive program and substantially fewer time-based RSUs as the retention element of its equity incentive program. For the past three years, approximately 80% of the value of the annual equity incentive awards to the named executive officers has been in the form of performance-based RSUs.

Performance-based RSUs have a one-year performance measurement period linked to the fiscal year in which they are granted. Our compensation committee uses as the performance measure EBITDA generated from our continuing operations for the fiscal year in which the award is made and adjusted to exclude the effects of restructuring costs and other non-recurring items, results from acquisitions made during the year, depreciation and amortization expenses, and non-cash compensation expenses (adjusted EBITDA). At the end of the fiscal year, our compensation committee determines the actual adjusted EBITDA and compares it to the target adjusted EBITDA, to determine whether and to what extent the performance measure has been achieved, or “earned.” Performance is measured against a linear progression that has two slopes, which is intended to reward performance falling within a performance range of between 50% and 115% of the target performance measure. If actual adjusted EBITDA is between 50% and 100% of the target adjusted EBITDA, the number of shares deliverable pursuant to the RSU is determined using a straight-line linear scale between 50% and 100% of the target RSU amount. If actual adjusted EBITDA is between 100% and 115% of the target adjusted EBITDA, the number of shares deliverable pursuant to the RSU is determined using a straight-line linear scale between 100% and 150% of the target RSU amount. If actual adjusted EBITDA is below 50% of the target adjusted EBITDA, no shares are earned and the RSU is forfeited. To the extent an RSU award is earned, it is then subject to additional time-based vesting in three equal annual installments, provided that the executive remains employed with our company on the applicable vesting date. Our compensation committee seeks to establish an aggressive, but achievable, adjusted EBITDA target based on our company’s expectations for each fiscal year.

In March 2017, our compensation committee awarded performance-based RSUs and time-based RSUs to our named executive officers. The estimated value of the March 2017 awards granted to our named executive officers, including our chief executive officer, was split approximately 80/20 between performance-based RSUs and time-based RSUs. The grant date fair value of the time-based RSUs and performance-based RSUs was $56.94 per share. The target adjusted EBITDA established by our compensation committee for the 2017 fiscal year for the performance-based RSUs was $68.5 million. In February 2018, our compensation committee determined that the actual adjusted EBITDA for fiscal year 2017 used for this purpose was $82.4 million, which represented 120.3% of the target adjusted EBITDA (and exceeded the maximum earn-out threshold of 115%), resulting in an adjustment increasing the number of performance-based RSUs earned for the 2017 fiscal year equal to 150% of the target RSU amount for each executive, the maximum level achievable. The earned time-based RSUs and performance-based RSUs awarded in 2017 to our named executive officers are reported below in the table “Executive Compensation – Grants of Plan-Based Awards in Fiscal 2017.”

The chart below illustrates the linear scale used for measuring performance under our performance-based RSUs and our level of achievement in fiscal 2017.

PERFORMANCE-BASED RSU METRIC

In March 2018, our compensation committee awarded performance-based RSUs and time-based RSUs to our current named executive officers. The estimated value of the March 2018 awards granted to the named executive officers, including our chief executive officer, was split approximately 80/20 between performance-based RSUs and time-based RSUs. The grant date fair value of the time-based RSUs and performance-based RSUs granted to the named executive officers was $97.58 per share.

Other Elements of Compensation and Compensation Policies

Retirement and 401(k) Plans. We offer a 401(k) plan to our employees based in the United States, including our named executive officers. The 401(k) plan provides for a company matching contribution based on the amount the employee voluntarily contributes, up to a maximum amount. In addition, all our named executive officers, except Mr. Powell, are participants in a noncontributory defined benefit retirement plan (Retirement

Plan) and unfunded restoration plan (Restoration Plan), which are described in “Executive Compensation – Pension Benefits in Fiscal 2017.”

Our compensation committee adopted the Restoration Plan for the benefit of executive officers participating in our Retirement Plan whose benefits are reduced as a consequence of (i) applicable Internal Revenue Service (IRS) limits on the level of contributions and benefits and (ii) years of service limitations in our Retirement Plan. The Restoration Plan is designed to provide participants a comparable level of retirement benefits to those provided to other participants in our Retirement Plan, relative to their compensation as defined in our Retirement Plan. The Retirement Plan provides a monthly retirement benefit (beginning at normal retirement age 65) to participants calculated using a formula that is a percentage of average monthly compensation before retirement multiplied by years of service. Full credit is given under our Retirement Plan for the first 25 years of service and half credit is given for over 25 and up to 30 years of service. Under our Restoration Plan, full credit is given for years of service until the later of the participant’s normal retirement date (the month after the participant reaches age 65) or 30 years of service.

All our named executive officers are employees-at-will and can retire at any time. Executives who meet the eligibility requirements may retire early (before the normal retirement age of 65 under our retirement plans) but will receive reduced benefits compared to the benefits received at normal retirement age under our retirement plans. We do not offer extra years of credited service to participants in retirement plans, except under our change in control agreements with our named executive officers.

Health and Welfare Benefits. We offer health and welfare benefits to all salaried employees. These benefits include medical benefits, dental benefits, life insurance, short- and long-term disability plans, accidental death and dismemberment insurance, travel insurance, dependent care and flexible spending accounts and other similar benefits. The cost of these programs is not included in our Summary Compensation Table below for the named executive officers (except as noted) because they are offered to employees generally. We do not provide post-retirement health coverage to our named executive officers.

Employment and Severance Agreements. In general, we do not enter into employment or severance agreements with our named executive officers, other than the change in control agreements described below. In September 2017, our board approved an executive transition agreement with our vice president, general counsel and secretary, Ms. Lambert, in order to secure her services through July 1, 2018 and to obtain certain post-employment commitments, as described in “Executive Compensation – Potential Payments Upon Termination or Change in Control – Executive Transition Agreement with Ms. Lambert.”

Change in Control Agreements. We have had executive retention agreements in effect with our named executive officers since 2001 (except for Mr. Powell, whose agreement was entered into in 2008, when he joined our company). These agreements provide severance benefits to our named executive officers if their employment is terminated under specified circumstances within 24 months after a change in control (known as a “double trigger”). We believe that such agreements help retain key management in times of transition and enable them to focus on the business and the best interests of stockholders without undue concern for the security of their jobs. These agreements are described below under “Executive Compensation – Potential Payments Upon Termination or Change in Control – Executive Retention Agreements.”

In 2015, our board of directors determined that no tax gross-ups for purposes of excess parachute payments under Section 280G of the Internal Revenue Code would be included in future executive retention agreements entered into with any of our employees. In November 2016, our board of directors adopted a new form of executive retention agreement to be entered into with our officers appointed after 2015 who previously did not have executive retention agreements. This form of agreement provides severance benefits to our officers if their employment is terminated under specified circumstances within 24 months after a change in control. However, this form of agreement does not provide any tax gross-ups and instead provides that the benefits will either be cut back if the application of the parachute payment tax under Section 4999 of the Internal Revenue Code on the full amount would leave the executive with a lower net amount than having the benefit cut back to the point the parachute payment tax does not apply.

Executive Succession Planning

Our compensation committee has a formal process for evaluating succession plans for the chief executive officer and key executive positions within the Company. Each year, our compensation committee reviews the succession plans prepared for these positions by management and considers the leadership qualities and long-term potential of our executive team.

Clawback Policy

In 2016, our board of directors adopted a “clawback policy” regarding incentive compensation awarded to our executive officers in the event of a material misstatement of our financial statements. In the event we were required to prepare an accounting restatement to correct one or more material errors, we will make reasonable attempts to recover from our current and former executive officers who received incentive-based compensation (including performance-based RSUs and stock option awards) during the preceding three-year period, the amount in excess of what should have been paid to the executive officer based on the corrected data. Incentive-based compensation includes any compensation granted, earned or vested wholly or in part upon the attainment of any financial measures, such as cash incentive compensation and performance-based RSUs.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of the company’s chief executive officer and the three most highly compensated executive officers (other than the chief executive officer and chief financial officer). Pursuant to tax legislation signed into law on December 22, 2017 (the Tax Act), for taxable years beginning after December 31, 2017, the Section 162(m) deduction limitation is expanded so that it also applies to compensation in excess of $1 million paid to a public company’s chief financial officer. In addition, any person who was a covered employee as defined under 162(m)(3) as of January 1, 2017 or becomes a covered employee thereafter will remain a covered employee in perpetuity. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, the Tax Act eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executives described above (other than certain grandfathered compensation) will not be deductible by us. In December 2017, our compensation committee set a minimum bonus pool for 2017 for all U.S. employees of not less than approximately $5.8 million, with payment to be determined in 2018 pursuant to our existing bonus programs, including our annual cash incentive plan. Any amount forfeited as a result of ceasing to be employed or failing to meet performance standards would be reallocated to other remaining employees in the company’s bonus programs (but not to any of our officers subject to Section 162(m) of the Code).

We consider potential tax deductibility in making compensation decisions, to the extent deductibility is reasonably practicable and consistent with our other compensation objectives. We continue to believe that stockholder interests are best served by not restricting our discretion and flexibility in structuring compensation programs, even though such programs will result in non-deductible compensation expenses.

Policy on Pledging and Hedging of Company Stock

We believe that our directors and officers should not use financial vehicles such as hedges to protect themselves from declines in our stock price or to pledge our stock as collateral in margin accounts or other loans. We maintain a robust policy prohibiting our directors and officers from pledging our stock as collateral for any loan or margin account. In addition, we prohibit our directors and officers from hedging their ownership of our stock, whether in the form of prepaid variable forwards, equity swaps, collars and exchange funds, or other vehicles designed to allow an individual to hold our stock without the full risks and rewards of ownership. These prohibitions are contained in our Insider Trading Policy and Procedures and are communicated regularly to our directors and officers.

Stock Ownership Guidelines

We believe that executive stock ownership is important in aligning the interests of our executives with those of our stockholders. In March 2011, our board adopted stock ownership guidelines for our executive officers that require our chief executive officer to hold shares equivalent in value to three times his annual base salary and our other executive officers to hold shares equivalent in value to one times their annual base salary. For purposes of calculating stock ownership, we include shares beneficially held by each executive officer and performance-based RSUs to the extent the performance measure has been met or earned, even if the RSU is unvested. We do not include vested or unvested stock options. Compliance with the guidelines is measured annually following the close of the fiscal year, and our executive officers have five years from the later of the adoption of our stock ownership guidelines or their appointment as an executive officer to attain compliance.

In 2015, we enhanced our stock ownership guidelines to require our executive officers to hold 50% of shares issued upon the vesting of RSUs and shares acquired upon exercise of stock options until our stock ownership guidelines are met.

As of March 2018, all our executive officers were in compliance with our stock ownership guidelines. Our director stock ownership guidelines are described under “Director Compensation.”

Risk Assessment of Our Compensation Policies

Our compensation committee has reviewed our compensation program with its compensation committee consultant, and based on that review, has concluded that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company. We believe that our policies are applied consistently across our businesses, and that our focus on corporate profitability, as opposed to other measures such as revenue growth, encourages consistent behavior across our organization.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board of directors has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on such review and discussions, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors,

John M. Albertine (chairman)

Thomas C. Leonard

William P. Tully

EXECUTIVE COMPENSATION

2017 Summary Compensation Table

The following table summarizes compensation information for our chief executive officer (our principal executive officer), our chief financial officer (our principal financial officer), and our three other most highly compensated executive officers in fiscal 2017. These executive officers are collectively referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Non- Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Jonathan W. Painter	2017	$635,500	-	$1,890,920		$1,588,800	$383,948	$39,060	$4,538,228
President and Chief	2016	$620,000	-	$1,411,941		$1,041,600	$242,890	$38,835	$3,355,266
Executive Officer	2015	$586,000	-	$1,237,850		$912,000	$109,796	$36,972	$2,882,618
Michael J. McKenney	2017	$342,000	$50,000(5)	$272,059		$324,800	$212,921	$25,085	$1,226,865
Executive Vice President and	2016	$305,000	-	$182,795		$194,900	$115,951	$29,178	$827,824
Chief Financial Officer	2015	$253,000	$50,000(6)	$136,320		$202,000	$29,423	$23,640	$694,383
Eric T. Langevin	2017	$402,000	-	$533,414		$618,000	$357,144	$33,904	$1,944,462
Executive Vice President and	2016	$390,000	-	$398,331		$403,200	$203,771	$33,642	$1,428,944
Co-Chief Operating Officer	2015	$376,000	-	$367,190		$462,000	$63,514	$33,562	$1,302,266
Jeffrey L. Powell	2017	$390,000	-	$627,706		$598,000	-	$33,867	$1,649,573
Executive Vice President	2016	$375,000	-	$426,469		$386,400	-	$33,595	$1,221,464
and Co-Chief Operating Officer	2015	$360,000	-	$399,963		$440,000	-	$33,509	$1,233,472
Sandra L. Lambert	2017	$309,000	-	$341,831	(7)	$355,400	$194,239	$33,614	$1,234,084
Vice President, General	2016	$300,000	-	$257,966		$231,800	$127,908	$33,361	$951,035
Counsel and Secretary	2015	$290,000	-	$136,320		$264,000	$64,891	$33,304	$788,515

(1)	Represents the aggregate grant date fair value for equity awards made to our named executive officers in fiscal years 2015, 2016 and 2017. The amounts reported in this table do not reflect whether the named executive officer has actually realized a financial benefit from the award. Grant date fair value of equity awards is computed in accordance with Accounting Standards Codification Topic 718 (ASC Topic 718). For a discussion of the assumptions and methodologies used to calculate grant date fair value in this proxy statement, please refer to Note 3 of the financial statements in our annual report on Form 10-K for the year ended December 31, 2017. For performance-based RSU awards, these amounts reflect the grant date fair value of such awards based upon actual outcome of awards earned in 2017. The maximum potential value of the performance-based RSU awards (assuming the highest level of performance achievement) that could have been earned in 2017 was: Mr. Painter - $1,620,797; Mr. McKenney - $233,169; Mr. Langevin - $457,228; Mr. Powell - $538,026; and Ms. Lambert - $204,073.

(2)	Represents amounts earned for 2015, 2016, and 2017 under our annual cash incentive plan. Our 2017 cash incentive plan awards are described above under “Compensation Discussion and Analysis – Annual Cash Compensation.”

(3)	Represents the annual change in pension plan value from the beginning to the end of the fiscal year under our defined benefit retirement and restoration plans, described below under the heading “Pension Benefits in Fiscal 2017.”

(4)

Represents the total amount of all other compensation provided to our named executive officers, and includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our 401(k) savings plan made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. The employer costs of a leased car or car allowance payment for the named executives officers in 2017 were as follows: Mr. Painter - $25,350; Mr. McKenney - $11,868; Mr. Langevin - $20,500; Mr. Powell - $20,500; and Ms. Lambert - $20,500. In 2017, our employer contribution made under our 401(k) savings plan was $12,150 for each named executive officer. In 2017, our life insurance policies provided coverage of two times an executive’s base salary up to a maximum of $1 million, and the premiums paid on behalf of the named executive officers were as follows: Mr. Painter - $1,560; Mr. McKenney - $1,067; Mr. Langevin - $1,254; Mr. Powell - $1,217; and Ms. Lambert - $964.

(5)	Represents a discretionary bonus paid to Mr. McKenney in recognition of his performance during the 2017 fiscal year.

(6)	Represents a discretionary bonus paid to Mr. McKenney in recognition of his performance during the 2015 fiscal year upon assuming the position of our chief financial officer.

(7)	Outstanding equity awards granted to Ms. Lambert were modified on September 20, 2017 (the modification date) to accelerate the vesting to July 1, 2018 of unvested portions of equity awards on such date, provided she remains an employee through that date, in accordance with the terms of an executive transition agreement between Ms. Lambert and our company, as described below in “Potential Payments Upon Termination or Change in Control – Executive Transition Agreement with Ms. Lambert.” The amounts reported for Ms. Lambert for awards granted in 2016 and 2017 include the incremental fair value of these modified awards on the modification date.

Grants of Plan-Based Awards in Fiscal 2017

The following table provides information on individual grants and awards of equity-based compensation made to our named executive officers during fiscal 2017. We did not grant any stock options in 2017.

Grants of Plan-Based Awards in Fiscal 2017
Name	Grant Date		Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)	Estimated Future Payouts under Equity Incentive Plan Awards (#)	Grant Date Fair Value of Stock and Option Awards (2)
Jonathan W. Painter	3/8/17		$1,588,800	-	-
	3/8/17	(3)	-	28,465	$1,620,797
	3/8/17	(4)	-	4,744	$270,123
Michael J. McKenney	3/8/17		$324,800	-
	3/8/17	(3)	-	4,095	$233,169
	3/8/17	(4)	-	683	$38,890
Eric T. Langevin	3/8/17		$618,000	-	-
	3/8/17	(3)	-	8,030	$457,228
	3/8/17	(4)	-	1,338	$76,186
Jeffrey L. Powell	3/8/17		$598,000	-	-
	3/8/17	(3)	-	9,449	$538,026
	3/8/17	(4)	-	1,575	$89,681
Sandra L. Lambert	3/8/17		$355,400	-	-
	3/8/17	(3)(6)	-	3,584	$293,159	(5)
	3/8/17	(4)(6)	-	597	$48,671	(5)

(1)	Represents the cash amount earned in 2017 pursuant to an award under our cash incentive plan. In granting the award, our compensation committee established performance goals for the 2017 fiscal year as described in “Compensation Discussion and Analysis – Annual Cash Compensation – Cash Incentive Compensation.” In February 2018, our compensation committee determined the level of achievement of the performance goals resulting in the payout of awards at the level disclosed in this table. See “Compensation Discussion and Analysis – Annual Cash Compensation.”

(2)	Represents the grant date fair value of performance-based RSUs or time-based RSUs awarded to our named executive officers in 2017, which was $56.94 per share.

(3)	Represents a performance-based RSU award granted in 2017 under our 2006 equity incentive plan. The RSUs were subject to performance goals for the 2017 performance period that our compensation committee determined were met for the 2017 performance period. See “Compensation Discussion and Analysis – Equity Incentive Compensation.” Once the performance goals are met, the RSUs are subject to additional time-based vesting, and one-third of the RSUs vest on each anniversary of March 10, beginning on March 10, 2018, provided the named executive officer remains employed with our company on each vesting date. The vesting of the RSUs is accelerated upon death, disability or a change in control of our company.

(4)	Represents a time-based RSU award granted in 2017 under our 2006 equity incentive plan. One-third of the RSUs vest on each anniversary of March 10, beginning on March 10, 2018, provided the named executive officer remains employed with our company on each vesting date. The vesting of the RSUs is accelerated upon death, disability or a change-in-control of our company.

(5)

The RSU awards granted to Ms. Lambert were modified on September 20, 2017 to accelerate the vesting to July 1, 2018 of unvested portions of the awards on such date, provided she remains employed with our company through that date, in accordance with the terms of an executive transition agreement between Ms. Lambert and our company, as described below in “Potential Payments Upon

Termination or Change in Control – Executive Transition Agreement with Ms. Lambert.” For Ms. Lambert, the value includes the incremental fair value of the modified RSU awards as of the modification date.

(6)	The RSU award granted to Ms. Lambert was modified on September 20, 2017 to accelerate the vesting to July 1, 2018 of unvested portions of the RSU award on such date, provided she remains employed with our company through that date, in accordance with the terms of an executive transition agreement between Ms. Lambert and our company, as described below in “Potential Payments Upon Termination or Change in Control – Executive Transition Agreement with Ms. Lambert.”

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides information on outstanding equity awards held by our named executive officers as of the end of fiscal 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Jonathan W. Painter	42,915	-	$25.98	3/6/2023	65,741	$6,600,396
	38,515	-	$21.91	3/7/2022
	38,013	-	$24.90	3/9/2021
	70,000	-	$14.17	3/3/2020
Michael J. McKenney	4,728	-	$25.98	3/6/2023	8,811	$884,624
	4,244	-	$21.91	3/7/2022
	4,188	-	$24.90	3/9/2021
	2,261	-	$14.17	3/3/2020
Eric T. Langevin	12,727	-	$25.98	3/6/2023	18,680	$1,875,472
	11,423		$21.91	3/7/2022
	11,274	-	$24.90	3/9/2021
	18,298	-	$14.17	3/3/2020
Jeffrey L. Powell	12,210	-	$25.98	3/6/2023	21,044	$2,112,818
	10,287		$21.91	3/7/2022
	6,768	-	$24.90	3/9/2021
	11,347	-	$14.17	3/3/2020
Sandra L. Lambert	1,414		$21.91	3/7/2022	8,130	$816,252
	6,783	-	$14.17	3/3/2020

(1)	Represents the number of our shares underlying RSU awards that vest at various dates after December 31, 2017, provided that the named executive officer remains employed with our company through the applicable vesting dates. The vesting of the RSU awards is accelerated upon death, disability or a change in control of our company.

(2)	Based upon the closing price of our common stock of $100.40 on December 29, 2017, the last trading day before the close of our fiscal year.

Option Exercises and Stock Vested in Fiscal 2017

The following table provides information on the exercises of options and vesting of restricted stock units during fiscal 2017 for each of our named executive officers. No other equity awards vested or were exercised during fiscal 2017.

Option Exercises and Stock Vested in Fiscal 2017
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan W. Painter	-	-	31,620	$1,827,636
Michael J. McKenney	-	-	3,709	$214,380
Eric T. Langevin	-	-	9,210	$532,338
Jeffrey L. Powell	-	-	9,907	$572,625
Sandra L. Lambert	-	-	3,668	$212,010

(1)	Determined by multiplying the number of shares vesting by $57.80, the market value on the vesting date.

Pension Benefits in Fiscal 2017

We provide retirement benefits to our named executive officers under our noncontributory defined benefit retirement plan (Retirement Plan) and unfunded restoration plan (Restoration Plan). All our named executive officers are participants in the Retirement Plan and Restoration Plan, other than Mr. Powell. Mr. Powell joined our company in 2008 and is not eligible to participate in our Retirement or Restoration Plans.

Retirement Plan. Under our Retirement Plan, each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), that is a percentage of average monthly compensation before retirement multiplied by his years of service (up to a maximum of 30 years). Full credit is given for the first 25 years of service, and half credit is given for years over 25 and less than 30. Eligible employees who retire early (before the normal retirement age of 65) receive reduced benefits compared to the benefits they would receive at the normal retirement age. Average monthly compensation is generally defined as average monthly base salary over the five consecutive years of highest compensation in the fifteen-year period preceding retirement, but the annualized compensation used for this calculation may not exceed an IRS-prescribed limit for each year applicable to tax-qualified plans, which was $270,000 in 2017. The eligible employee then receives a percentage of such amount, currently determined as 1.15% of average pay up to an annualized threshold that is currently $128,400, and 1.75% of average pay in excess of the annualized threshold. Benefits under our Retirement Plan are fully vested after five years of service. The actual benefits that would be received by the participants are subject to reduction for Social Security benefits. Our Retirement Plan was closed to new participants at the end of fiscal 2005, as we shifted our focus to providing defined contribution benefit plans to employees.

Restoration Plan. Our Restoration Plan was adopted for the benefit of certain participants in our Retirement Plan whose benefits are reduced as a consequence of applicable IRS limits on the level of contributions and benefits. For those executive officers participating in our Retirement Plan, the Restoration Plan is designed to provide participants a comparable level of retirement benefits to those provided to other participants in our Retirement Plan, relative to their compensation as defined in our Retirement Plan. All of our named executive officers, except Mr. Powell, are participants in the Restoration Plan.

Following the participant’s termination of employment, the Restoration Plan will provide a benefit upon retirement payable in a lump sum that is in addition to the benefit payable from our Retirement Plan. The additional benefit would be equal to the difference between the benefit payable under our Retirement Plan calculated with and without application of the IRS limitations. In addition, our Restoration Plan modifies the years of service limitations in our Retirement Plan, so that participants continue to accrue full credit for years of service beyond 25 years until the later of the participant’s normal retirement date (the month after the participant reaches age 65) or 30 years of service.

The benefits under the Restoration Plan are fully vested for all our named executive officers participating in the Restoration Plan. The Restoration Plan is an unfunded nonqualified defined benefit plan.

We do not have a policy for granting extra pension service, except that in the event of a change in control, we are contractually required under our change in control agreements to recognize additional age and length of service in calculating the pension benefits payable to our named executive officers under these plans.

The amounts reported in the table below equal the present value of the accumulated benefit at the end of fiscal 2017 for our named executive officers who are participants in our Retirement Plan and Restoration Plan using the assumptions described in the footnote. No benefits were paid under these plans to any of our named executive officers in fiscal 2017.

Pension Benefits in Fiscal 2017
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Jonathan W. Painter	Retirement Plan	17	$756,071
	Restoration Plan	17	$994,051
Michael J. McKenney	Retirement Plan	20	$768,376
	Restoration Plan	20	$80,550
Eric T. Langevin	Retirement Plan	30	$1,063,602
	Restoration Plan	30	$667,429
Sandra L. Lambert	Retirement Plan	16	$902,918
	Restoration Plan	16	$77,850

(1)        The accumulated benefit is based on service and compensation, as described above, through December 31, 2017, the plan’s year end. The present value has been calculated assuming the benefit is paid as a lump sum. The assumptions used for calculating present value were the RP-2014 Base 2006 Rates, Projected Fully Generational with Scale MP-2017 and 3.51% Interest Rate.

CEO Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees.

We began our analysis of CEO pay relative to median employee pay by determining that we had approximately 2,465 employees as of an October 2,, 2017 determination date. As is permitted under the SEC rules, we eliminated 25 non-U.S. employees (approximately 1% of our total workforce population) from the data set. We excluded our employees in Argentina (3 employees), Australia (4 employees), Belgium (6 employees), Japan (2 employees) and Russia (10 employees).

As is permitted under the SEC rules, to determine our median employee, we used a consistently applied compensation definition that was not Summary Compensation Table total compensation and instead chose “base pay.” We used a valid statistical sampling methodology to provide a reasonable estimate of the median base pay for the employee population considered (excluding our CEO). Then we identified employees who we expected were paid within a +/- $5,000 range of that value, based on our assumptions that the median employee was likely to be within that group and that those within that group had substantially similarly probabilities of being the median employee. We next analyzed multiple years of taxable wages to ensure we chose a median employee with stable wages. Finally, we selected an employee from that group and determined that person’s Summary Compensation Table annual total compensation was $51,534. As disclosed under “Executive Compensation—2017 Summary Compensation Table” above, our CEO’s annual total compensation in 2017 was

$4,538,228. Based upon this methodology, we estimate that the ratio of CEO pay to median employee pay is 88:1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Potential Payments Upon Termination or Change in Control

Executive Transition Agreement with Ms. Lambert. In September 2017, we announced that Ms. Lambert, our current vice president, general counsel and secretary, would retire on July 1, 2018. We entered into an executive transition agreement with Ms. Lambert on September 20, 2017 (Transition Agreement), to provide for an orderly transition to her successor as vice president, general counsel and secretary and to provide an incentive for her to stay until July 1, 2018 (Separation Date) and to obtain certain assurances and cooperation from her post-employment. Under the Transition Agreement, we agreed that Ms. Lambert’s then existing executive retention agreement would not be renewed and would expire on December 31, 2017.

The Transition Agreement provided that Ms. Lambert would continue to be paid a base salary through her Separation Date at least equal to her 2017 annual rate of $309,000. Ms. Lambert remains eligible to participate in our cash incentive plan and to receive an annual bonus determined in accordance with the compensation practices of the company. In addition, Ms. Lambert remains eligible to participate in our executive and employee benefit arrangements that are offered to executive officers and employees while she remains an employee.

In addition to the above payments, provided that Ms. Lambert stays employed by us through the Separation Date and signs a release of claims, we also agreed under the Transition Agreement to pay Ms. Lambert:

•	a monthly cash payment of $41,500 for nine months beginning July 2018;
•	her actual bonus for fiscal 2018 without proration, based on her 2018 target bonus of $148,000, as determined by the compensation committee, in March 2018 to be determined and paid in accordance with the terms of the cash incentive plan in the same manner and at the same time as other executive officers of the company; and
•	COBRA premiums for dual family coverage under our group health and dental insurance coverage through June 30, 2019.

Pursuant to the Transition Agreement, we also agreed to cause certain outstanding RSUs held by Ms. Lambert to become vested on the Separation Date provided Ms. Lambert stays employed by us through that date. Accordingly, in September 2017, our compensation committee modified Ms. Lambert’s outstanding RSUs that would have vested after March 10, 2018, to provide that such awards vest and are distributable on the Separation Date. In March 2018, our compensation committee awarded Ms. Lambert 943 time-based RSUs, approximately equal to 1/3 the value of the total RSU award she would have received for fiscal 2018 in accordance with past practice, which will vest and be distributable on the Separation Date.

Before and following the Separation Date, Ms. Lambert has agreed to be bound by confidentiality provisions, non-competition covenants and non-solicitation restrictions concerning clients, customers, business partners and employees of our company, generally lasting two years after the Separation Date (with the confidentiality covenant lasting indefinitely). She also agreed to assist us on a part-time basis after her employment ends until June 30, 2019. Ms. Lambert’s continued payments as described above under the Transition Agreement are conditioned on her compliance with the commitments described in this paragraph.

In the event that we terminate Ms. Lambert without cause prior to the Separation Date, we also agreed she would receive the compensation and benefits she would have received had she remained an employee through the Separation Date.

Executive Retention Agreements. We have no employment agreements or severance agreements with our current named executive officers (other than as described above for Ms. Lambert) that provide benefits upon termination of employment, other than executive retention agreements that provide benefits upon termination following a change in control. These executive retention agreements have been in effect with each of our named executive officers since 2001 and provide severance pay and continuation of certain welfare benefits in the event of a change in control and a termination of the executive’s employment under specified circumstances within 24 months following the change in control. Mr. Powell’s executive retention agreement was entered into in January 2008, when he joined our company. All of these agreements were in effect during 2017 and have not been modified or amended, except that Ms. Lambert’s executive retention agreement was terminated effective as of December 31, 2017.

A “change in control” is defined in the executive retention agreements as:

•	the acquisition by any person of 20% or more of our outstanding common stock or voting securities;
•	the failure of our incumbent directors to constitute a majority of our board of directors, with “incumbent directors” meaning directors who are members of our board of directors on the date of the agreement and members who are subsequently nominated or elected by a majority of the incumbent directors;
•	the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange, or the sale or other disposition of all or substantially all of our assets, unless immediately after such transaction (a) the holders of our common stock immediately prior to the transaction own more than 80% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 20% or more of the outstanding voting securities of the resulting or acquiring corporation; or
•	approval by our stockholders of a plan to completely liquidate or dissolve our company.

The executive retention agreements provide for the immediate vesting of all of the named executive officer’s unvested equity incentive awards upon a change in control.

In addition, the agreements provide severance benefits in the event the named executive officer’s employment is terminated during the 24-month period following the change in control (a “double-trigger” event). If there is a change in control and the named executive officer’s employment terminates due to death, disability or voluntarily without “good reason,” the named executive officer receives a lump sum payment equal to:

•	his or her salary through the date of termination;
•	any cash incentives earned but not yet paid for the most recently completed fiscal year; and
•	a pro rata cash incentive for the year in which his employment terminates based on the higher of the individual’s current target bonus or cash incentive for the most recently completed fiscal year (a “pro rata bonus”).

If such an event had occurred on December 30, 2017 (the last day of our 2017 fiscal year), all of our named executive officers would have received the cash incentive payment reported in the Summary Compensation Table under the column headed “Non-Equity Incentive Plan Compensation.” In the event of a termination for “cause,” the named executive officer only receives his salary through the date of termination and any previously earned but deferred bonus. If a termination for cause occurred on December 30, 2017, no additional payments would have been received by our named executive officers.

In the event the named executive officer’s employment is terminated, either voluntarily with “good reason” or involuntarily “without cause,” during the 24-month period following a change in control, the executive retention agreements provide for severance payments and the continuation of certain welfare benefits. In such event, the named executive officer would receive:

•	salary through the date of termination;
•	any bonus earned but not yet paid for the most recently completed fiscal year;
•	a pro rata bonus (calculated as above);
•	a lump sum severance payment equal to two times the sum of the highest annual salary and bonus (or current year reference bonus if higher) within the five years prior to the year of termination;
•	continuation of health, welfare and other fringe benefits applicable immediately prior to termination for a period of two years;

•	additional age and length of service equal to two years in calculating the pension and supplemental retirement benefits payable to the named executive officers under our Retirement and Restoration Plans; and
•	a cash payment to be used toward outplacement services equal to $20,000.

The timing of payments under the executive retention agreements is subject to applicable provisions of Section 409A of the Internal Revenue Code. In addition, the executive retention agreements require gross-up payments for any excise tax imposed on the named executive officer if payments under the agreements are deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code. In 2015, our board of directors determined that no tax gross-ups for purposes of excess parachute payments under Section 280G would be included in future executive retention agreements entered into with any of our employees.

The following table sets forth the estimated compensation that would have been payable to our named executive officers had a change in control event occurred as of December 30, 2017 and their employment terminated for good reason by the executive or without cause by us on that date.

Estimated Payments Upon a Change in Control and Termination of Employment for “Good Reason” or “Without Cause” as of December 30, 2017
Name	Lump Sum Severance Payment	Value of Acceleration of Vesting of Equity Incentives(1)	Present Value of Pension Plan Benefit (2)	Continuation of Benefits (3)	Outplacement Services	Estimated Parachute Tax Gross-up Payment
Jonathan W. Painter	$4,448,600	$6,600,396	$2,071,482	$110,181	$20,000	-
Michael J. McKenney	$1,333,600	$884,624	$958,164	$82,230	$20,000	-
Eric T. Langevin	$2,040,000	$1,875,472	$1,867,941	$99,869	$20,000	-
Jeffrey L. Powell	$1,976,000	$2,112,818	-	$99,794	$20,000	-
Sandra L. Lambert	$1,328,800	$816,252	$1,128,375	$87,930	$20,000	-

(1)	Represents equity incentives in the form of RSUs and the incremental value of in-the-money stock options that would vest assuming a change in control event and employment termination on December 30, 2017, the last day of our 2017 fiscal year, and that are valued using $100.40 per share, the closing price of our common stock on December 29, 2017, the last trading day before the end of our fiscal year. Does not include awards granted after December 30, 2017.

(2)	Represents the actuarial present value of the named executive officer’s aggregate accumulated benefit that could be received in a lump sum under our Retirement Plan and Restoration Plan. For all named executive officers the present value has been adjusted to reflect additional age and length of service provisions in the officer’s executive retention agreement.

(3)	Represents the estimated benefits which would continue to be provided for the period covered by the executive retention agreement, based on the 2017 amount reported for “All Other Compensation” in the Summary Compensation Table. This amount includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our 401(k) savings plan made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. In addition, this amount also includes the aggregate amount of premiums we currently pay on behalf of the named executive officer for health and welfare benefits, which would continue to be provided for the period covered by the executive retention agreement. We paid the following in premiums in 2017 for each named executive officer: Mr. Painter - $16,030; Mr. McKenney - $16,030; Mr. Langevin - $16,030; Mr. Powell - $16,030; and Ms. Lambert - $10,351.

DIRECTOR COMPENSATION

The compensation of our directors who are not employees is reviewed annually by our compensation committee. Our compensation committee’s philosophy has been generally to target average cash compensation of non-employee directors at the 25th percentile of the comparative data from the peer group of companies we benchmark against for executive compensation purposes (our peer group) and to target annual equity compensation at the 75th percentile of our peer group. At our 2017 annual meeting, in connection with the approval of the amendment and restatement of our 2006 equity incentive plan, our stockholders approved a cap on total annual director compensation of $750,000 (based on the grant date fair value of equity awards for financial reporting purposes and cash payable to any non-employee director in any fiscal year).

Our directors who are not employees are paid the following cash compensation for serving on our board of directors:

•	An annual retainer of $50,000.
•	An additional annual retainer for the non-employee chairman of the board of $60,000.
•	An additional annual retainer for chairmen of the following committees: audit committee - $10,000; compensation committee - $7,500; nominating and corporate governance committee - $5,000; risk oversight committee - $5,000.
•	Reimbursement of out-of-pocket expenses incurred in attending or participating in meetings of our board of directors or its committees.

We do not provide any meeting fees to our directors for their board service. All retainers are paid in equal monthly installments. We do not pay any director compensation to our directors who are also employees, such as Mr. Painter who is also our chief executive officer.

Additionally, each of our non-employee directors receives an annual equity award, which has historically been granted in the form of RSUs. In 2017, our compensation committee determined the appropriate size of the annual equity award for non-employee directors by referring to the annual benchmarking study prepared by its compensation consultant, WillisTowersWatson, and by considering other factors, including our company’s operational and financial performance, TSR for the preceding year and current stock price and value of the potential award. In 2016, the company’s financial performance was above-median for its peer compensation group and its TSR was approximately 53%. Taking these factors into consideration and the increase in our stock price, our compensation committee recommended that the annual equity award be set at 3,000 RSUs for 2017.

Last year, our compensation committee adopted a guideline to reevaluate the size of the annual equity award component of non-employee director compensation in the event our stock price changes more than 25% from February 10 of the preceding year. Our stock price increased 60% to $100.40 at the end of our 2017 fiscal year, compared to the closing price on February 10, 2017 (which was $62.70). In the first quarter of 2018, our compensation committee conducted its review and recommended that the annual equity award to our non-employee directors for 2018 be decreased to 2,700 RSUs from 3,000 RSUs and changed the vesting of the award from quarterly to 50% on June 1, 2018, and 25% at the end of each of the third and fourth fiscal quarters of 2018. Our compensation committee determined that even though the value of the award was high compared to the peer group, the award was warranted given our performance in 2017, including having the highest total shareholder return (TSR) of our peer group. The RSU award was approved by the board of directors, subject to stockholder approval, and is presented as Proposal 3 in this proxy statement.

In March 2018, our compensation committee approved a compensation framework for determining the annual equity component of non-employee director compensation for 2019 and future years. We will continue to target director cash compensation around our peer group’s 25th percentile and director equity compensation around our peer group’s 75th percentile. However, with respect to equity compensation, our compensation committee will adjust up or down the value of the award based on the 75th percentile by considering our performance in the last fiscal year, including our financial performance and TSR. Our compensation committee believes that this framework will ensure that our director compensation program is never significantly out of line with market practice but will allow our performance to be factored into the calculation.

All awards to directors are made under our stockholder-approved equity incentive plan. The vesting of all awards accelerates in the event of a change in control of our company. Any awards, to the extent not previously vested, are forfeited if the individual is no longer a member of the board of directors on the vesting dates.

Our non-employee directors may also be granted stock options periodically under our stockholder-approved equity incentive plan. In such event, the size and the terms of any grant would be determined by the compensation committee of our board of directors. No stock options were granted to directors in 2017.

Under our stock ownership guidelines adopted in March 2011, our directors are required to hold shares of our stock equivalent in value to three times their annual cash retainer. For purposes of calculating stock ownership, we include shares beneficially held by each director and unvested RSUs. We do not include vested or unvested stock options. Compliance with the guidelines is measured annually following the close of the fiscal year, and each director has five years from the later of the adoption of our stock ownership guidelines or their appointment as a director to attain compliance. As of March 1, 2018, all of our directors were in compliance with our stock ownership guidelines. Our stock ownership guidelines for executive officers are described in “Compensation Discussion and Analysis—Stock Ownership Guidelines.”

Director Compensation for Fiscal 2017

The following table provides compensation information for our non-employee directors in fiscal 2017. Our directors do not receive any non-equity incentive plan compensation, hold deferred compensation cash balances, receive pension benefits or perquisites or other personal benefits for service on our board of directors. Mr. Painter, our chief executive officer, does not receive any compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
John M. Albertine	$57,500	$174,120	$231,620
Thomas C. Leonard	$60,000	$174,120	$234,120
William A. Rainville	$110,000	$174,120	$284,120
William P. Tully	$60,000	$174,120	$234,120

(1)	The amounts reported in this column are for annual board and chairman retainers earned in 2017.

(2)	Represents the grant date fair value of the 3,000 RSUs granted to each of our non-employee directors in 2017, which was $58.04 per share, computed in accordance with ASC Topic 718.

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the board of directors in its oversight of our company’s financial reporting process, as stated in the charter of the committee, which is available on our website at www.kadant.com. The audit committee provided the following report.

Management is responsible for the preparation, presentation and integrity of our company’s financial statements, its accounting and financial reporting principles, and its internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our company’s independent registered public accounting firm is responsible for auditing our company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The audit committee is responsible for providing independent, objective oversight of these functions.

In the performance of our oversight function, we have reviewed and discussed the audited financial statements of our company for the fiscal year ended December 30, 2017, with management and our independent registered public accounting firm, KPMG LLP. We also discussed with KPMG LLP the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Standards Statement on Auditing Standards No. 61. We have received from KPMG LLP the letter and other written disclosures required by applicable requirements of the PCAOB standards regarding the independent auditors’ communication with the audit committee concerning independence, and have discussed with KPMG LLP their independence from our company. We have also considered whether the provision of other non-audit services by KPMG LLP is compatible with maintaining their independence.

Based on our review of the materials and discussions with management and the independent registered public accounting firm described in this report, we recommended to the board of directors that the audited financial statements be included in our company’s annual report on Form 10-K for the year ended December 30, 2017, for filing with the SEC.

By the audit committee of the board of directors,

Thomas C. Leonard (chairman)

John M. Albertine

William P. Tully

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The following table summarizes the aggregate fees (including out-of-pocket expenses) billed for professional services rendered by KPMG LLP for fiscal 2017 and 2016. All such services were approved by our audit committee in accordance with its pre-approval policy and procedures as described below in the section captioned “Pre-approval Policy and Procedures.”

Fee Category	Fiscal 2017	Fiscal 2016
Audit Fees (1)	$3,288,500	$2,103,100
Audit-Related Fees (2)	$598,700	507,000
Tax Fees (3)	$6,400	0
All Other Fees	0	0

Total Fees	$3,893,600	$2,610,100

(1)	Audit fees consist of fees for the audit of our annual consolidated financial statements (including an assessment of our internal control over financial reporting), the review of interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements. These fees also include expanded audit procedures or consultations with our management as to the accounting or disclosure treatment of transactions or events under the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board or other regulatory or standard setting bodies.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under “Audit Fees.” Audit-related services provided by KPMG represented fees for financial due diligence related to acquisitions.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services relate to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services. Tax advice and tax planning services relate primarily to assistance with tax audits and appeals, due diligence, and international tax planning. Tax compliance services accounted for all of the tax fees paid to KPMG for 2017.

Pre-Approval Policy and Procedures

The audit committee of our board of directors has adopted a policy requiring that all audit and non-audit services to be performed by our company’s independent registered public accounting firm be approved in advance by the committee. Generally, the services must be approved in advance by the audit committee at a meeting, at which the services to be provided are described, any non-audit services to be performed are confirmed to be permissible non-audit services and a maximum amount for the services are provided. The monetary limit may not be exceeded without obtaining further pre-approval under this policy.

The audit committee may pre-approve specified types of services that are expected to be provided to our company by our independent registered public accounting firm during the next 12 months. A condition to such pre-approval is that the service be described in sufficient detail and be subject to a maximum dollar amount. An example of such services would be the quarterly review of our interim financial statements.

The audit committee has delegated to the chairman of the committee the authority to pre-approve any audit or non-audit services to be provided by the independent registered public accounting firm, provided that the service is described in sufficient detail and is subject to a maximum dollar amount. The approval of such services must be reported to the entire committee at its next regular meeting.

OTHER ACTION

We are not aware at this time of any other matters that will be presented for action at the 2018 annual meeting of stockholders. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of the proxy holders.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy statement and form of proxy relating to our 2019 annual meeting of stockholders and to be presented at that meeting must be received by us for inclusion in the proxy statement and form of proxy no later than November 29, 2018. In addition, our bylaws contain an advance notice provision that requires stockholders who desire to bring proposals before an annual meeting (which proposals are not to be included in our proxy statement and are submitted outside the processes of Rule 14a-8 of the Exchange Act) to comply with the advance notice provision. The advance notice provision requires that stockholders give timely written notice of their proposal to our corporate secretary. To be timely, notices must be delivered to our corporate secretary at our principal executive office not less than 60 nor more than 90 days before the first anniversary of the prior year’s annual meeting of stockholders. Accordingly, a stockholder who intends to present a proposal at the 2019 annual meeting of stockholders must provide written notice of the proposal to our corporate secretary after February 15, 2019 and before March 17, 2019. Proposals received at any other time will not be voted on at the meeting. Stockholders who wish to nominate director candidates for the stockholders to consider must include in the notice the additional information specified in our bylaws including, among other things, the candidate’s name, biographical data and qualifications. If a stockholder makes a timely notification, the proxies that we solicit for the meeting may still exercise discretionary voting authority on the proposal, consistent with the proxy rules of the SEC.

SOLICITATION STATEMENT

The cost of this solicitation of proxies will be borne by us. Solicitation will be made primarily by mail, but our regular employees may solicit proxies personally or by telephone, electronic or facsimile transmission. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of shares registered in their names, and we will reimburse such parties for their reasonable charges and expenses.

Westford, Massachusetts

March 29, 2018

ANNEX A

Non-GAAP Financial Measures

Adjusted Net Income and Adjusted Diluted EPS Reconciliation	Fiscal Year Ended December 30, 2017		Fiscal Year Ended December 31, 2016
	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS
Net Income and Diluted EPS Attributable to Kadant, as Reported	$31.1	$2.75	$32.1	$2.88
Adjustments for the Following, Net of Tax:
Acquisition Costs	4.5	0.39	1.6	0.15
Amortization of Acquired Backlog and Profit in Inventory	4.9	0.43	1.4	0.12
Discrete Tax Items (a)	10.2	0.90	(0.3)	(0.02)
Restructuring Costs and Other Income	0.1	0.01	(0.2)	(0.02)

Adjusted Net Income and Adjusted Diluted EPS (b)	$50.8	$4.49	$34.6	$3.10

Adjusted Operating Income and Adjusted EBITDA Reconciliation (in millions)	Fiscal Year Ended December 30, 2017	Fiscal Year Ended December 31, 2016

Net Income Attributable to Kadant	$31.1	$32.1
Net Income Attributable to Noncontrolling Interest	0.5	0.4
Provision for Income Taxes	26.1	12.1
Interest Expense, Net	3.1	1.0

Operating Income	60.8	45.6

Restructuring Costs and Other Income	0.2	(0.3)
Acquisition Costs	5.3	1.8
Amortization of Acquired Backlog and Profit in Inventory	6.6	1.9

Adjusted Operating Income	72.9	49.0

Depreciation and Amortization	17.9	12.9

Adjusted EBITDA	$90.8	$61.9

(a)	Discrete tax items in fiscal 2017 relate to U.S. tax legislation enacted in December 2017 and discrete tax items in 2016 primarily related to the reversal of valuation allowances on certain deferred tax assets in the U.S.
(b)	Adjusted Diluted EPS was calculated using the reported weighted average diluted shares.

Adjusted operating income, adjusted net income, adjusted diluted earnings per share (EPS), and adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) are non-GAAP financial measures. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business, operating results, or future outlook. We believe that the inclusion of such measures helps investors to gain an understanding of our underlying operations and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Such measures are also used by us in our financial and operating decision-making and for compensation purposes.

A-1

0

KADANT INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 16, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jonathan W. Painter, Michael J. McKenney and Sandra L. Lambert, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Kadant Inc., a Delaware corporation (the “Company”), to be held on Wednesday, May 16, 2018 at 2:30 p.m. at the corporate office of Kadant Inc. at One Technology Park Drive, Westford, Massachusetts 01886, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 19, 2018, with all of the powers the undersigned would possess if personally present at such meeting:

(Continued and to be signed on the reverse side.)

1.1	14475

Important Notice of Availability of Proxy Materials for the Shareholder Meeting of

KADANT INC.

To Be Held On:

May 16, 2018 at 2:30 PM

at the corporate office located at One Technology Park Drive, Westford, Massachusetts 01886

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. To view these materials, please have your control number available.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery, please make the request as instructed below before 5/4/18.

Please visit http://www.astproxyportal.com/ast/11818/, where the following materials are available for view:

• Notice of Annual Meeting of Stockholders • Proxy Statement • Form of Electronic Proxy Card • 2017 Annual Report to Stockholders
TO REQUEST MATERIAL:	TELEPHONE: 888-Proxy-NA (888-776-9962) and 718-921-8562 (for international callers) E-MAIL: info@astfinancial.com
WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials
TO VOTE:

ONLINE:  To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

IN PERSON: You may vote your shares in person by attending the Annual Meeting.

TELEPHONE: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call.

MAIL:  You may request a card by following the instructions above.

	THE BOARD OF DIRECTORS OF KADANT INC. RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF DIRECTORS.	THE BOARD OF DIRECTORS OF KADANT INC. RECOMMENDS THAT YOU VOTE FOR PROPOSALS 2, 3 and 4.

1.	Election of one directors to the class to be elected for a three-year term expiring in 2021.	2.	To approve, by non-binding advisory vote, our executive compensation.
	NOMINEE: William P. Tully	3.	To approve restricted stock unit grants to our non-employee directors.
		4.	To ratify the selection of KPMG LLP as our company's independent registered public accounting firm for 2018.
		5.	In their discretion on such other matters as may properly come before the Meeting or any adjournment thereof.

Please note that you cannot use this notice to vote by mail.

ANNUAL MEETING OF STOCKHOLDERS OF

KADANT INC.

May 16, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, proxy card and 2017 Annual Report are available at http://www.astproxyportal.com/ast/11818/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

00003030303000000000 8	051618

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED AND FOR PROPOSALS 2, 3 and 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED AND FOR PROPOSALS 2, 3 AND 4. IF OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THE PROXY WILL VOTE IN THEIR DISCRETION.		1.	Election of one director to the class to be elected for a three-year term expiring in 2021.
			Nominee:	FOR	AGAINST	ABSTAIN
			Wiliam P. Tully	☐	☐	☐

				FOR	AGAINST	ABSTAIN
Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.		2.	To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.				FOR	AGAINST	ABSTAIN
		3.	To approve restricted stock unit grants to our non-employee directors.	☐	☐	☐

				FOR	AGAINST	ABSTAIN
		4.	To ratify the selection of KPMG LLP as our company’s independent registered public accounting firm for 2018.	☐	☐	☐

		5.	In their discretion on such other matters as may properly come before the Meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

KADANT INC.

May 16, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, proxy card and 2017 Annual Report are available at http://www.astproxyportal.com/ast/11818/

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

00003030303000000000 8	051618

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE LISTED AND FOR PROPOSALS 2, 3 and 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED AND FOR PROPOSALS 2, 3 AND 4. IF OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THE PROXY WILL VOTE IN THEIR DISCRETION.		1.	Election of one director to the class to be elected for a three-year term expiring in 2021.
			Nominee:	FOR	AGAINST	ABSTAIN
			William P. Tully	☐	☐	☐

				FOR	AGAINST	ABSTAIN
Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.		2.	To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.				FOR	AGAINST	ABSTAIN
		3.	To approve restricted stock unit grants to our non-employee directors.	☐	☐	☐

				FOR	AGAINST	ABSTAIN
		4.	To ratify the selection of KPMG LLP as our company’s independent registered public accounting firm for 2018.	☐	☐	☐

		5.	In their discretion on such other matters as may properly come before the Meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.